Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

HOUGHTON MIFFLIN HARCOURT COMPANY

at

$21.00 NET PER SHARE

by

HARBOR PURCHASER INC.

(Offeror)

a wholly owned subsidiary of

HARBOR HOLDING CORP.

(Parent)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 1, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Harbor Purchaser Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Harbor Holding Corp., a Delaware corporation (“Parent”), which is an indirect, wholly owned subsidiary of The Veritas Capital Fund VII L.P., a Delaware limited partnership (the “Sponsor”), is offering to purchase all of the issued and outstanding shares (the “Company Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Houghton Mifflin Harcourt Company, a Delaware corporation (“HMH” or the “Company”), at a purchase price of $21.00 per share (the “Offer Price”), net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”, which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 21, 2022, by and among Parent, the Offeror and HMH (as it may be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into HMH (the “Merger”), with HMH continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent. At the Effective Time (as defined in “Introduction” below), each issued and outstanding Company Share (other than (i) Company Shares owned by HMH or any of its wholly owned subsidiaries (including Company Shares held as treasury stock), or owned by Parent or any of its wholly owned subsidiaries, including the Offeror, in each case, immediately prior to the Effective Time and (ii) Company Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding taxes and without interest. As a result of the Merger, the Company Shares will cease to be publicly traded, and HMH will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”.

A special committee (the “HMH Special Committee”) of the board of directors of HMH (the “HMH Board”) has unanimously recommended that the HMH Board (i) approve and declare the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) declare that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (iii) declare that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders; and (iv) recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The HMH Board has unanimously (a) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Company Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their Company Shares pursuant to the Offer.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, the Offeror and any other affiliate of Parent of one share more than 50% of the then outstanding Company Shares, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of HMH’s stockholders will be required to adopt the Merger Agreement or consummate the Merger. Subject to the acquisition by Parent, the Offeror and any other affiliate of Parent of the requisite number of Company Shares to satisfy the foregoing ownership requirement, Parent and the Offeror do not foresee any event, condition or circumstance that would prevent them from consummating the Merger pursuant to Section 251(h) of the DGCL following consummation of the Offer.

The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Company Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Company Shares validly tendered (and not validly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by the Parent or any subsidiary of Parent, representing at least one share more than one-half of all then issued and outstanding Company Shares; (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act; (c) the absence of any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or governmental authority that has the effect of making the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; (d) the accuracy of HMH’s representations and warranties contained in the Merger Agreement (subject to certain qualifications); (e) HMH’s performance or compliance, in all material respects, with its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time (as defined in “Introduction” below); (f) since the date of the Merger Agreement, the failure to occur of a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” below) with respect to HMH and its subsidiaries; (g) the receipt by Parent and the Offeror of a certificate of the Chief Executive Officer and Chief Financial Officer of HMH as to the satisfaction of the conditions referred to in clauses (d) and (e) above; (h) the Merger Agreement not having been terminated in accordance with its terms; and (i) the Acceptance Time not otherwise being required to occur prior to the Inside Date (as defined in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” below). The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Company Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8901

Email: info@okapipartners.com

March 7, 2022

IMPORTANT

If you desire to tender all or any portion of your Company Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Tendering Company Shares” below or (b) if your Company Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Company Shares.

If you desire to tender your Company Shares to the Offeror pursuant to the Offer and the certificates representing your Company Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Company Shares by book-entry transfer, or cannot deliver all required documents to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) by the expiration of the Offer, you may tender your Company Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Company Shares” of this Offer to Purchase.

Beneficial owners of Company Shares holding their Company Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Company Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to Okapi Partners LLC, the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning HMH (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by HMH or has been taken from, or is based upon, publicly available documents or records of HMH on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any of the statements contained herein relating to HMH provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. Following the Summary Term Sheet are some questions you, as a stockholder of HMH, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Company Shares”) of common stock, par value $0.01 per share, of Houghton Mifflin Harcourt Company, a Delaware corporation (“HMH”).
Price Offered Per Share	$21.00 per share (the “Offer Price”), net to the holder thereof in cash, net of applicable withholding taxes and without interest.
Scheduled Expiration Time	At one minute after 11:59 p.m., New York City time, on April 1, 2022, unless the Offer is extended or earlier terminated.
Offeror	Harbor Purchaser Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Harbor Holding Corp., a Delaware corporation (“Parent”). Parent is an indirect, wholly owned subsidiary of The Veritas Capital Fund VII L.P. and its affiliates (the “Sponsor”).

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Company Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into HMH (the “Merger”), with HMH continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent, pursuant to that certain Agreement and Plan of Merger, dated as of February 21, 2022, by and among Parent, the Offeror and HMH (as it may be amended and supplemented from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. Parent is an indirect, wholly owned subsidiary of the Sponsor. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Offeror, Parent and the Sponsor.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Company Shares. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $21.00 per Company Share, net to you in cash, net of applicable withholding taxes and without interest. If you are the record holder of your Company Shares (i.e., a stock certificate has been issued to you and registered in your name or your Company Shares are registered in “book-entry” form in your name with HMH’s transfer agent) and you directly tender your Company Shares to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Company Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction”, Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Company Shares.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by Parent and the Offeror to consummate the Offer and to provide funding for the Merger is approximately $2,822 million. Parent and the Offeror expect to fund such cash requirements from (a)(i) a commitment from certain lenders to provide a $1,480 million first lien senior secured term loan facility and (ii) a commitment from certain lenders to provide a $250 million first lien senior secured revolving credit facility (collectively, the “First Lien Term Loan Facility”), (b) a commitment from certain lenders to provide a $390 million second lien senior secured term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”) contemplated (in the case of the financing referred to in this clause (b) and the foregoing clause (a)) by a debt commitment letter, dated February 21, 2022, that was entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”) for the purpose of financing the Transactions and paying transaction-related fees, commissions and expenses and repaying certain of HMH’s and its subsidiaries’ existing indebtedness, among other things, (c) an equity investment contemplated pursuant to an equity commitment letter, dated February 21, 2022, that Parent entered into with the Sponsor in connection with the execution of the Merger Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) which provides for up to $1,524 million in aggregate of equity financing and (d) a portion of HMH’s available cash following the Merger. Funding of the Term Loan Facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” and Section 12—“Sources and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

No. We do not believe our financial condition is material to your decision whether to tender your Company Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Company Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Company Shares (other than (i) Company Shares owned by HMH or any of its wholly owned subsidiaries (including Company Shares held as treasury stock), or owned by Parent or any of its wholly owned subsidiaries, including the Offeror, in each case, immediately prior to the Effective Time and (ii) Company Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) for cash at the same price per share in the Merger as the Offer Price and (e) we have all financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger. See Section 12—“Sources and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

the number of Company Shares validly tendered (and not validly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by Parent or its subsidiaries, representing at least one share more than one-half of all then issued and outstanding Company Shares (the “Minimum Condition”);

•

the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act;

•	the accuracy of HMH’s representations and warranties contained in the Merger Agreement (subject to certain qualifications) (the “Representations Condition”);

•

HMH’s performance or compliance, in all material respects, with its covenants and obligations contained in the Merger Agreement and required to be performed or complied with by it at or prior to the Acceptance Time (the “Covenants Condition”);

•	since the date of the Merger Agreement, the failure to occur of a Material Adverse Effect with respect to HMH and its subsidiaries (the “MAE Condition”);

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, ruling, stipulation, directive, assessment, subpoena, verdict, determination or award issued, promulgated or entered, whether preliminary or final, or federal, state, local, foreign or similar statute, law, ordinance, regulation, rule, code, requirement, consent decree, judgment or rule of law (including common law) (each, a “Legal Impediment”) which has the effect of making the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•

the receipt by Parent and the Offeror of a certificate of the Chief Executive Officer and the Chief Financial Officer of HMH as to the satisfaction of the Representations Conditions and the Covenants Condition;

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and

•

the Acceptance Time not otherwise being required to occur prior to the Inside Date (as defined in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” below) (the “Inside Date Condition”).

According to the Merger Agreement, as of the close of business on February 18, 2022, the authorized capital stock of HMH consisted of (a) 380,000,000 Company Shares, of which 127,690,917 Company Shares were outstanding as of such date and 24,577,034 Company Shares were held in the Company’s treasury, and (b) 20,000,000 shares of HMH preferred stock, of which no shares were outstanding as of such date.

Assuming no additional Company Shares were issued after February 18, 2022, based on the Company Shares outstanding as of February 18, 2022, the aggregate number of Company Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 63,845,459 Company Shares, which represents one share more than one-half of all of the then issued and outstanding Company Shares as of February 18, 2022.

We can waive all of the Offer Conditions (as defined under Section 1—“Terms of the Offer” below) without the consent of HMH, except that such consent is required to amend, change or waive the Minimum Condition or the Termination Condition or to amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of Company Shares.

See Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. Parent, the Offeror and HMH have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and Conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents.”

What does the board of directors of HMH think about the Offer?

A special committee (the “HMH Special Committee”) of the board of directors of HMH (the “HMH Board”) has unanimously recommended that the HMH Board (i) approve and declare the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) declare that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (iii) declare that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders; and (iv) recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The HMH Board has unanimously (a) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Company Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their Company Shares pursuant to the Offer.

For the reasons described in the Schedule 14D-9 filed by HMH with the SEC in connection with the Offer (“Schedule 14D-9”), including the HMH Special Committee’s unanimous recommendation to the HMH Board, the HMH Board unanimously recommends that HMH’s stockholders accept the Offer and tender their Company Shares to the Offeror pursuant to the Offer. A more complete description of the HMH Special Committee’s reasons for making its recommendation to the HMH Board, and the HMH Board’s reasons for authorizing and approving the Transactions, is set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to HMH’s stockholders concurrently herewith.

Has the HMH Board received a fairness opinion in connection with the Offer and the Merger?

Yes. Evercore Group L.L.C., the financial advisor to HMH (the “Financial Advisor”), delivered an oral opinion to the HMH Board on February 21, 2022, and confirmed by delivery of a written opinion, that, as of February 21, 2022, the date of the Merger Agreement, subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration (as defined in the Merger Agreement) to be paid to the holders of Company Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of the Financial Advisor, which describes procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by it in preparing the opinion, is annexed to the Schedule 14D-9. Stockholders of the Company are urged to read the full text of the opinion carefully and in its entirety.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Company Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on April 1, 2022 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer), unless the Offeror has extended the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

If you desire to tender all or any portion of your Company Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days of The Nasdaq Stock Market (the “NASDAQ”). For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1 —“Terms of the Offer” and Section 3—“Procedures for Tendering Company Shares.”

Beneficial owners of Company Shares holding their Company Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Company Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Offer may be extended from time to time as follows:

•	as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC);

•	in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; and

•

if, at the then scheduled Expiration Time, any Offer Condition (as defined under Section 1—“Terms of the Offer” below) has not been satisfied (and the Parent or the Offeror has not, to the extent permitted by applicable law, waived such condition in accordance with the terms of the Merger Agreement), for one or more periods specified by the Offeror (not in excess of 10 business days each) but not (without the prior written consent of the Company) beyond August 22, 2022 (the “Outside Date”), except that, if, at the then scheduled Expiration Time, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms of the Merger

Agreement), the Offeror may, but is not be obligated to, so extend the Offer (not more than four times without the approval of the Company), unless requested by the Company, in which case, the Offeror will so extend the Offer; provided, that if all of the Offer Conditions other than the Inside Date Condition (and other than those conditions that by their nature are to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent waivable in accordance with the terms of the Merger Agreement) at any then-scheduled Expiration Time, the Offeror will extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the first business day after the Inside Date (as defined in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” below).

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

How do I tender my Company Shares?

If you wish to accept the Offer and:

•

you hold your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Company Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Company Shares are registered in “book entry” form in your name with HMH’s transfer agent), you must deliver the stock certificate(s) representing your Company Shares (if any), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), or, with respect to uncertificated shares held of record by a clearing corporation as nominee, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Company Shares” below) in connection with a book-entry delivery of Company Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate (if any) is not available or you cannot comply in a timely manner with the procedures for tendering your Company Shares before the Offer expires, you may be able to obtain two additional trading days of NASDAQ to tender your Company Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Company Shares” for more information.

May I withdraw Company Shares I previously tendered in the Offer? Until what time may I withdraw tendered Company Shares?

Yes. You may withdraw previously tendered Company Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after May 6, 2022, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Company Shares in a timely manner. To withdraw Company Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Company Shares. If you tendered your Company Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Company Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Company Shares?

If you decide not to tender your Company Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Company Share as if you had tendered your Company Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

Subject to certain conditions, if we purchase Company Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the Offer Closing without a subsequent offering period.

Do I have to vote to approve the Merger?

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of HMH will be required in connection with the Merger. Pursuant to the Merger Agreement, the consummation of the Merger will occur as soon as practicable following consummation of the Offer. See Section 7—“Certain Effects of the Offer.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Company Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Company Shares not tendered in the Offer if such stockholders properly demand appraisal of such Company Shares pursuant to, and comply in all respects with, Section 262 of the DGCL. See Section 16—“Appraisal Rights.”

If the Offer is completed, will HMH continue as a public company?

No. Following the purchase of Company Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer. No stockholder vote by the stockholders of HMH will be required in connection with the consummation of the Merger. If the Merger occurs, HMH will no longer be publicly owned, registration of HMH under the Exchange Act will be terminated, and the Company Shares will cease to be listed on NASDAQ. Pursuant to the Merger Agreement, the consummation of the Merger will occur as soon as practicable following consummation of the Offer.

What is the market value of my Company Shares as of a recent date?

The Offer Price of $21.00 per Company Share represents a premium of approximately 35.8% to the unaffected closing price for Company Shares on January 13, 2022, the last trading day before the date on which a media report was published speculating about a potential sale process regarding HMH. On March 4, 2022, the last full trading day before the Offeror commenced the Offer, the closing price of the Company Shares reported on NASDAQ was $20.92 per Company Share.

We advise you to obtain a recent quotation for Company Shares in deciding whether to tender your Company Shares in the Offer. See Section 6—“Price Range of Company Shares; Dividends.”

Will I be paid a dividend on my Company Shares during the pendency of the Offer?

Under the terms of the Merger Agreement, HMH may not, without the prior written consent of Parent, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property)

in respect of, any of its capital stock. See Section 6—“Price Range of Company Shares; Dividends,” Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents— The Merger Agreement—Covenants” and Section 14—“Dividends and Distributions.”

If I tender my Company Shares, when and how will I get paid?

If the conditions to the Offer, as set forth in Section 13—“Conditions of the Offer,” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Company Shares for payment, we will pay you an amount in cash equal to the number of Company Shares you tendered multiplied by $21.00, net of applicable withholding taxes and without interest, promptly following the Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Company Shares.”

What are the U.S. federal income tax consequences of participating in the Offer or the Merger?

A U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) that disposes of Company Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger (including any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the Company Shares disposed of pursuant to the Offer or the Merger, respectively.

A Non-U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain recognized on the disposition of Company Shares pursuant to the Offer or the Merger; unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition or (c) HMH is, or has been at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for its Company Shares, a “United States real property holding corporation” (within the meaning of Section 897 of Internal Revenue Code of 1986, as amended (the “Code”)) and, if the Company Shares are “regularly traded on an established securities market” for U.S. federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Company Shares.

HMH’s stockholders are urged to read carefully Section 5—“Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Company Shares pursuant to the Offer or exchanging Company Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

What will happen to outstanding Company stock options?

Effective as of immediately prior to the Acceptance Time, each then-outstanding and unexercised option to purchase Company Shares (each, a “Company Stock Option”) will vest in full and automatically be cancelled and converted into the right to receive from HMH an amount of cash (subject to any applicable withholding tax) equal to the product of (i) the total number of Company Shares then underlying such Company Stock Option multiplied by (ii) an amount equal to the Merger Consideration minus the exercise price per Company Share subject to such Company Stock Option. However, if the Merger Consideration is equal to or less than the exercise price of a Company Stock Option, then such Company Stock Option will be cancelled without any cash or other consideration being paid or provided in respect of the Company Stock Option to its holder and will have no further force or effect. The cash payment in respect of each Company Stock Option will be paid by HMH through HMH’s payroll system as promptly as practicable following the Effective Time (and in any event within 10 business days after the Effective Time). The Parent and HMH may, to the extent mutually agreed, treat

Company Stock Options held by employees of HMH and its subsidiaries (each a “Company Employee”) subject to non-U.S. law in a manner other than as provided above to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

What will happen to outstanding Company restricted stock units?

Effective as of immediately prior to the Acceptance Time, each restricted stock unit with respect to Company Shares (each, a “Company RSU”)—whether subject to vesting based solely on continued service or subject to performance-based vesting (such performance-based Company RSU, a “Company PRSU”)— that is outstanding and unvested shall vest in full (including, in the case of Company PRSUs, by virtue of the deemed achievement of any performance-based vesting conditions based on target performance) and automatically be cancelled and converted into the right to receive from HMH an amount of cash (subject to any applicable withholding tax) equal to the product of (i) the total number of Company Shares then underlying such Company RSU (determined, in the case of a Company PRSU, by reference to the number of Company Shares underlying such Company PRSU by reference to the number of Company Shares then underlying such Company PRSU based on the achievement of target performance) multiplied by (ii) the Merger Consideration. The cash payment in respect of each Company RSU will be paid through HMH’s payroll system as promptly as practicable following the Effective Time (and in any event within 10 business days after the Effective Time). The Parent and HMH may, to the extent mutually agreed, treat Company RSUs held by Company Employees subject to non-U.S. law in a manner other than as provided above to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

What will happen to the Company’s Employee Stock Purchase Plan?

If the Effective Time is anticipated to occur on or before the last business day of an Offering Period (as such term is defined in the Company Employee Stock Purchase Plan (the “Company ESPP”)), the Company shall take such actions as may be necessary with respect to the Company ESPP to (i) cause any offering underway as of the date of the Merger Agreement to be terminated as of no later than five business days prior to the closing of the Merger (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect such shortened Offering Period, but otherwise treat any such shortened Offering Period as a fully effective and completed Offering Period for all purposes under the Company ESPP; (iii) cause each Company ESPP participant’s share purchase right under the Company ESPP outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; and (iv) terminate the Company ESPP as of the Final Exercise Date; provided, however, that the termination of the Company ESPP is subject to the consummation of the Merger. If the Effective Time occurs after the last business day of an Offering Period in effect as of the date of the Merger Agreement (i.e., a new Offering Period has commenced or would be scheduled to commence), the HMH Board will either suspend the commencement of such new Offering Period or will terminate the Company ESPP as of a date prior to the date of the closing of the Merger and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the HMH Board shall terminate the Company ESPP prior to the Effective Time. The Parent and HMH may, to the extent mutually agreed, treat equity compensation held by Company Employees subject to non-U.S. law in a manner other than as provided above to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

Whom can I contact if I have questions about the Offer?

For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720. Stockholders and all others call toll-free: (888) 785-6668.

To: Holders of Company Shares of Common Stock of HMH:

INTRODUCTION

Harbor Purchaser Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Harbor Holding Corp., a Delaware corporation (“Parent”), which is an indirect, wholly owned subsidiary of The Veritas Capital Fund VII L.P., a Delaware limited partnership (the “Sponsor”), hereby offers to purchase all of the outstanding shares (the “Company Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Houghton Mifflin Harcourt Company, a Delaware corporation (“HMH”), at a purchase price of $21.00 per Company Share (the “Offer Price”), net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with any permitted amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 21, 2022, by and among HMH, Parent and the Offeror (as it may be further amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into HMH (the “Merger”), with HMH continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Company Shares will cease to be publicly traded, and HMH will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”.

If your Company Shares are registered in your name and you tender directly to Computershare Trust Company, N.A. as depositary and paying agent, you will not be obligated to pay brokerage fees or commissions on the purchase of Company Shares by the Offeror. If you hold your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Company Shares validly tendered pursuant to the Offer is conditioned upon, among others things, the following: (a) the number of Company Shares validly tendered (and not validly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by the Parent or any subsidiary of Parent, representing at least one share more than one-half of the total number of then issued and outstanding Company Shares (the “Minimum Condition”); (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) the absence of any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or governmental authority that has the effect of making the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; (d) the accuracy of HMH’s representations and warranties contained in the Merger Agreement (subject to certain qualifications) (the “Representations Condition”); (e) HMH’s performance or compliance, in all material respects, with its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time (as defined in Section 2—“Acceptance for Payment and Payment for Company Shares” below) (the “Covenants Condition”); (f) since the date of the Merger Agreement, the failure to occur of a Company Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” below) (the “MAE Condition”); (g) the receipt by Parent and the Offeror of a certificate of the Chief Executive Officer and Chief Financial Officer of HMH as to

the satisfaction of the conditions referred to in clauses (d) and (e) above; (h) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (i) the Acceptance Time not otherwise being required to occur prior to the Inside Date (as defined in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents” below) (the “Inside Date Condition”).

According to the Merger Agreement, as of the close of business on February 18, 2022, the authorized capital stock of HMH consisted of (a) 380,000,000 Company Shares, of which 127,690,917 Company Shares were outstanding as of such date and 24,577,034 Company Shares were held in the Company’s treasury, and (b) 20,000,000 shares of HMH preferred stock, of which no shares were outstanding as of such date.

Assuming no additional Company Shares were issued after February 18, 2022, based on the Company Shares outstanding as of February 18, 2022, the aggregate number of Company Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 63,845,459 Company Shares, which represents one share more than one-half of all of the then issued and outstanding Company Shares as of February 18, 2022.

We can waive all of the Offer Conditions (as defined under Section 1—“Terms of the Offer” below) without the consent of HMH, except that such consent is required to amend, change or waive the Minimum Condition or the Termination Condition or to amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of Company Shares.

The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on April 1, 2022 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

The HMH Special Committee has unanimously recommended that the HMH Board (i) approve and declare the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) declare that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (iii) declare that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders; and (iv) recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The HMH Board has unanimously (a) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Company Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their Company Shares pursuant to the Offer.

For the reasons described in HMH’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), including the HMH Special Committee’s unanimous recommendation to the HMH Board, the HMH Board unanimously recommends that HMH’s stockholders accept the Offer and tender their Company Shares to the Offeror pursuant to the Offer. For factors considered by the HMH Special Committee in connection with making its recommendation to the HMH Board, and by the HMH Board in connection with making its recommendation to the HMH stockholders, see Item 4 of the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to HMH’s stockholders concurrently herewith under the heading “Reasons for the Recommendation of the Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and HMH may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). At the Effective Time, each issued and outstanding Company Share (other than (i) Company Shares owned by HMH or any of its wholly owned subsidiaries (including Company Shares held as treasury stock), or owned by Parent or any of its wholly owned subsidiaries, including the Offeror, in each case, immediately prior to the Effective Time and (ii) Company Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (as defined below), net of applicable withholding taxes and without interest. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or its affiliates equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Company Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time (as defined below), together with the Company Shares then owned by Parent or any subsidiary of Parent, is one Company Share more than 50% of the then outstanding Company Shares, the Offeror will not seek the approval of HMH’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, HMH, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer. See Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Company Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Company Shares not tendered in the Offer if such stockholders properly demand appraisal of such Company Shares pursuant to, and comply in all respects with, Section 262 of the DGCL. Stockholders who have properly demanded appraisal (and who have not thereafter effectively withdrawn their demand for appraisal or have not otherwise lost, waived or failed to perfect their appraisal rights under Section 262 of the DGCL) will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. See Section 16—“Appraisal Rights.”

Evercore Group L.L.C., the financial advisor to HMH (the “Financial Advisor”), delivered an oral opinion to the HMH Board on February 21, 2022, and subsequently confirmed by delivery of a written opinion, that, as of February 21, 2022, the date of the Merger Agreement, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration (as defined in the Merger Agreement) to be paid by the holders of Company Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Financial Advisor’s fairness opinion was delivered in connection with the Merger

Agreement and therefore references the Offer Price, which is the same as the Offer Price under the Merger Agreement. The full text of the written opinion of the Financial Advisor, which describes procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by it in preparing its opinion, is annexed to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged Computershare Trust Company, N.A. to act as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”). The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the “Information Agent”).

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The material U.S. federal income tax consequences of the sale of Company Shares pursuant to the Offer and the exchange of Company Shares pursuant to the Merger are summarized below. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms set forth in the Merger Agreement and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (as defined below), we have agreed in the Merger Agreement to accept for payment and pay for all Company Shares validly tendered and not validly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on April 1, 2022 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer), unless the Offeror, in accordance with the Merger Agreement, has extended the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Company Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents—The Merger Agreement—Conditions to the Consummation of the Merger— Termination.”

Pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of HMH, (a) change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock (other than Company Shares to be cancelled in accordance with the applicable provisions of the Merger Agreement); (b) except as otherwise required or expressly permitted by the applicable provisions of the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer; (c) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; (d) amend, change or waive the Minimum Condition or the Termination Condition; (e) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of shares of Company Common Stock; or (f) impose any condition to the Offer other than the Offer Conditions. The Offer may not be terminated prior to its then-scheduled Expiration Time, unless the Merger Agreement is terminated in accordance with its terms or HMH has provided its prior written consent to such termination.

The Merger Agreement provides that, if at any time during the period between the date of the Merger Agreement and the Acceptance Time (as defined in Section 2—“Acceptance for Payment and Payment for Company Shares” below), any change in the outstanding Company Shares occurs by reason of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization or other like change with respect to Company Shares, the Offer Price will be appropriately adjusted to provide to the holders of the Company Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows: (a) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC); (b) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; and (c) if, at the then scheduled Expiration Time, any Offer Condition (as defined under Section 1—“Terms of the Offer” below) has not been satisfied (and the Parent or the Offeror has not, to the extent permitted by applicable law, waived such condition in accordance with the terms of the Merger Agreement), for one or more periods specified by the Offeror (not in excess of 10 Business Days each) but not (without the prior written consent of the Company) beyond August 22, 2022 (the “Outside Date”), except that, if, at the then scheduled Expiration Time, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms of the Merger Agreement), the Offeror may, but is not be obligated to, so extend the Offer (not more than four times without the approval of the Company), unless requested by the Company, in which case, the Offeror will so extend the Offer; provided, that if all of the Offer Conditions other than the Inside Date Condition (and other than those conditions that by their nature are to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent waivable in accordance with the terms of the Merger Agreement) at any then-scheduled Expiration Time, the Offeror will extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the first business day after April 7, 2022 (the “Inside Date”). There can be no assurance that the Offeror will, or will be required under the Merger Agreement to, extend the Offer. During any extension of the initial offering period, all Company Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Company Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment or pay for any Company Shares if, at the scheduled Expiration Time of the Offer, any of the Offer Conditions have not been satisfied or waived or the Merger Agreement has been terminated in accordance with its terms. Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but the Offer may not be terminated prior to any then-scheduled Expiration Time, unless the Merger Agreement has been terminated in accordance with its terms or HMH has provided its prior written consent to such termination.

The reservation by the Offeror of the right to delay the acceptance of or payment for Company Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Company Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Company Shares whose names appear on HMH’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Company Shares.

2. Acceptance for Payment and Payment for Company Shares

Upon the terms and subject to the conditions of the Merger Agreement, (i) as promptly as practicable after the later of (A) the earliest time as of which the Offeror is permitted under the Exchange Act to accept for purchase Company Shares validly tendered (and not withdrawn) pursuant to the Offer and (B) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Offeror shall (and Parent shall cause the Offeror to) accept for payment all Company Shares tendered pursuant to the Offer (and not validly withdrawn) (the time of such acceptance for payment, the “Acceptance Time”), and (ii) promptly following the Acceptance Time, and in any event not later than three business days (determined under Rule 14d-1(g)(3) under the Exchange Act) after the Acceptance Time, pay for all Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

In all cases, payment for Company Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Company Shares (if any) or, with respect to uncertificated shares held of record by a clearing corporation as nominee, confirmation of the book-entry transfer of those Company Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Company Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or, with respect to uncertificated shares held of record by a clearing corporation as nominee, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Company Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Company Shares.” Accordingly, tendering stockholders may be paid at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Company Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Company Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Company Shares pursuant to the Offer. Payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Company Shares, regardless of any extension of the Offer or any delay in payment for Company Shares.

Company Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Company Shares, unless and until Company Shares underlying such Notice of Guaranteed Delivery are “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

If any tendered Company Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Company Shares than are tendered, certificates for those unpurchased Company Shares will be returned (or new certificates for the Company Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Company Shares,” those Company Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Company Shares pursuant to the Offer, that increased consideration will be paid to holders of all Company Shares that are tendered pursuant to the Offer, whether or not those Company Shares were tendered prior to that increase in consideration.

3. Procedures for Tendering Company Shares

Valid Tender of Company Shares. Except as set forth below, to validly tender Company Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Company Shares held of record by a clearing corporation as nominee, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Company Shares ((if any) or affidavits of loss in lieu thereof) tendered must be delivered to the Depositary and Paying Agent or (2) with respect to uncertificated shares held of record by a clearing corporation as nominee, those Company Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. If uncertificated shares held of record by a person other than DTC or other clearing corporation as nominee are being tendered, the Letter of Transmittal properly completed and duly executed with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Company Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Company Shares by causing DTC to transfer those Company Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Company Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, with respect to uncertificated shares held of record by a clearing corporation as nominee, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Company Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Company Shares) of Company Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Company Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5, 6 and 7 of the Letter of Transmittal. If the certificates for Company Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Company Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1,5, 6 and 7 of the Letter of Transmittal.

If certificates representing Company Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Company Shares pursuant to the Offer and whose certificates for Company Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Company Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Company Shares (if any) (or affidavits of loss in lieu thereof), in proper form for transfer (or a Book-Entry Confirmation with respect to all those Company Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer of Company Shares held of record by a clearing corporation as nominee, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Company Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Company Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum

Condition, and the Offeror will be under no obligation to make any payment for such Company Shares, unless and until Company Shares underlying such Notice of Guaranteed Delivery are “received” (as such term is defined by Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

The method of delivery of Company Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Company Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Company Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Company Shares tendered, as specified in the Letter of Transmittal (and any and all other Company Shares or other securities issued or issuable in respect of such Company Shares), and that when the Offeror accepts the Company Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Company Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Company Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates (if any) for (or a timely Book-Entry Confirmation with respect to) those Company Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Company Shares held of record by a clearing corporation as nominee, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates, Letters of Transmittal or Book-Entry Confirmations with respect to their Company Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Company Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Company Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer of Company Shares held of record by a clearing corporation as nominee, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Company Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Company Shares or other securities issued or issuable in respect of those Company Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Company Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Company Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Company Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of HMH’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Company Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Company Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Company Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and Conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of tendering holders of Company Shares to challenge such determination in a court of competent jurisdiction.

No alternative, conditional or contingent tenders will be accepted.

The purchase of Company Shares is generally subject to information reporting by the Depository (as the payor) to the applicable tax authorities. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

4. Withdrawal Rights

A stockholder may withdraw Company Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after May 6, 2022, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4—“Withdrawal Rights”; otherwise, the tender of Company Shares pursuant to the Offer is irrevocable.

For a withdrawal of Company Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Company Shares must be timely received by the Depositary and Paying Agent at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of the Company Shares to be withdrawn, if different from that of the person who tendered those Company Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Company Shares have been tendered for the account of any Eligible Institution. If Company Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Company Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Company Shares. If certificates representing the Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Company Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Company Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept for payment Company Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Company Shares, and those Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Company Shares may not be rescinded, and any Company Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Company Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Company Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences to beneficial holders of Company Shares with respect to the disposition of Company Shares pursuant to the Offer or the Merger. It addresses only holders that hold Company Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as holders that own or have owned more than 5% of the Company Shares by vote or value (whether those Company Shares are or were actually or constructively owned), brokers, dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Company Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates or former long-term residents of the U.S., controlled foreign corporations, passive foreign investment companies, dissenting stockholders and persons that acquired Company Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Company Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the “Medicare” tax on net investment income under Section 1411 of the Code.

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Company Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Company Shares, other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Company Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Company Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Company Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Company Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Receipt of Cash Pursuant to the Offer or the Merger

U.S. Holders

A U.S. Holder that disposes of Company Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger (including any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the Company Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Company Shares (i.e., Company Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will be long-term capital gain or loss if the Company Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

In general, and subject to the discussion below in “Information Reporting and Backup Withholding Tax”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Company Shares pursuant to the Offer or the Merger unless:

•

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

•	the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

HMH is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for its Company Shares and, if the Company Shares are “regularly traded on an established securities market” for U.S. federal income tax purposes, such Non-U.S. Holder beneficially owned more than 5% of the Company Shares at any time during such period. HMH has represented to the Offeror that HMH has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during such period.

Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Company Shares pursuant to the Offer or the Merger, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if HMH is or was a “United States real property holding corporation” generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point (other than with respect to branch profits tax). Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.

Information Reporting and Backup Withholding Tax

Payments made to holders of Company Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability, provided that the required information is timely furnished in the appropriate manner to the Internal Revenue Service.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF COMPANY SHARES WITH RESPECT TO THE DISPOSITION OF COMPANY SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Company Shares; Dividends

The Company Shares are listed on NASDAQ under the symbol “HMHC”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Company Share on NASDAQ as reported by published financial sources with respect to periods occurring in fiscal years ended December 31, 2020 and 2021 and the current fiscal year:

Fiscal Year	High	Low
2020:
First Quarter	$6.85	$1.68
Second Quarter	$2.92	$1.03
Third Quarter	$3.69	$1.45
Fourth Quarter	$3.85	$1.88
2021:
First Quarter	$8.01	$3.23
Second Quarter	$11.48	$6.85
Third Quarter	$14.44	$9.30
Fourth Quarter	$17.93	$13.09
2022:
First Quarter (through March 4, 2022)	$21.07	$14.34

The Offer Price of $21.00 per Company Share represents a premium of approximately 35.8% to the unaffected closing price for Company Shares on January 13, 2022, the last trading day before the date on which a media report was published speculating about a potential sale process regarding HMH. On March 4, 2022, the last full trading day before the Offeror commenced the Offer, the closing price of the Company Shares reported on NASDAQ was $20.92 per Company Share. Stockholders are urged to obtain a current market quotation for the Company Shares.

According to HMH’s publicly available documents, HMH has never paid a dividend. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms, HMH is not permitted, without the prior written consent of Parent, to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock. See Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents—The Merger Agreement—Covenants” and Section 14—“Dividends and Distributions.”

7. Certain Effects of the Offer

If, as a result of the Offer, the Offeror owns Company Shares representing at least one Company Share more than 50% of the then outstanding Company Shares, Parent, the Offeror and HMH will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of HMH as soon as practicable following the consummation of the Offer.

Market for the Company Shares. If the Offer is consummated, there will be no market for the Company Shares because Parent and the Offeror intend to consummate the Merger (the “Closing”) as soon as practicable following consummation of the Offer (the “Offer Closing”).

NASDAQ Listing. The Company Shares are currently listed on NASDAQ and trade under the symbol “HMHC”. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Company Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause HMH to delist the Company Shares from NASDAQ.

Exchange Act Registration. The Company Shares are currently registered under the Exchange Act.

We intend to seek to cause HMH to apply for termination of registration of the Company Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Company Shares under the Exchange Act would reduce the information required to be furnished by HMH to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to HMH, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, the requirement to furnish annual, quarterly and current reports to stockholders pursuant to Section 13 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of HMH and persons holding “restricted securities” of HMH to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act was terminated, the Company Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Company Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Company Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Company Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Company Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning HMH

General. HMH is a Delaware corporation and a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcome. The address of HMH’s principal executive offices and HMH’s phone number at its principal executive offices are as set forth below:

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

(617) 351-5000

In connection with our due diligence review of HMH, HMH made available to us certain financial information described under the heading “—Certain Company Forecasts” in Item 4. “The Solicitation or Recommendation” of the Schedule 14D-9.

Additional Information. The Company Shares are registered under the Exchange Act. Accordingly, HMH is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning HMH’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including stock options, restricted stock awards, performance-based restricted stock units and non-performance based restricted stock units granted to them), the principal holders of HMH’s securities, any material interests of such persons in transactions with HMH and other matters is required to be disclosed in proxy statements and periodic reports distributed to HMH’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov and on HMH’s corporate website at https://ir.hmhco.com under “Investor Relations” — “SEC Filings.” Information on, or accessible through, HMH’s website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning HMH and its business has been taken from HMH’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns, assumes responsibility for the accuracy or completeness of the information concerning HMH contained in those documents and records or for any failure by HMH to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Offeror, Parent and the Sponsor

Parent is a Delaware corporation and was formed on February 18, 2022 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Company Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The principal office address of Parent is c/o Veritas Capital Fund Management L.L.C., 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.

The Offeror is a Delaware corporation and was formed on February 18, 2022 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. The Offeror is a direct wholly owned subsidiary of Parent. Until immediately prior to the time the Offeror purchases Company Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The principal office address of the Offeror is c/o Veritas Capital Fund Management L.L.C., 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.

The Sponsor is a private investment fund that purchases, sells, trades and invests in equity and debt securities and other business opportunities. The principal office of the Sponsor is c/o Veritas Capital Fund Management L.L.C., 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.

Pursuant to an equity commitment letter, dated as of February 21, 2022, received by Parent, the Sponsor has committed, subject to the terms and conditions thereof, to provide Parent with equity financing in an amount up to $1,524 million solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror and the Sponsor are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, the Sponsor or, to the knowledge of each of Parent, the Offeror and the Sponsor, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, the Sponsor or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

None of Parent, the Offeror, the Sponsor or, to the knowledge of each of Parent, the Offeror and the Sponsor, any of the entities or persons listed in Schedule A, (i) beneficially owns or has a right to acquire any Company Shares or any other equity securities of HMH, or (ii) has effected any transaction in Company Shares or any other equity securities of HMH during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror, the Sponsor or, to the knowledge of each of Parent, the Offeror and the Sponsor, any of the entities or persons listed in Schedule A, on the one hand, and HMH or any of its executive officers, directors and/or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, the Offeror, or the Sponsor has made arrangements in connection with the Offer to provide holders of Company Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and the Sponsor have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC’s website at www.sec.gov.

10. Background of the Offer; Contacts with HMH

Background of the Offer

The following chronology summarizes the key meetings and other events between representatives of Veritas Capital Fund Management, L.L.C. (“Veritas”), representatives of Parent and representatives of HMH that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between Veritas, Parent and HMH and their respective representatives. For a summary of additional activities of HMH relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

On November 10, 2021, representatives of Evercore Group L.L.C., the financial advisor to HMH (the “Financial Advisor”), contacted Veritas about the opportunity to purchase HMH. Interested in the opportunity, on November 17, 2021, Veritas executed a confidentiality agreement with HMH. Following execution of the confidentiality agreement, on November 18, 2021, representatives of Veritas received the management presentation and were invited into a virtual data room opened by HMH containing certain financial and business due diligence information to begin assessing the opportunity at hand. After reviewing the materials, representatives of Veritas met with the HMH management team on December 8, 2021 at the Financial Advisor’s office to discuss further details.

Following these meetings, Veritas submitted its non-binding intention of interest (“IOI”) to purchase HMH on December 15, 2021, pursuant to which Veritas made a proposal to acquire HMH at a purchase price range of $17.50 to $18.50 per Company Share. Veritas’s initial non-binding proposal was subject to customary conditions, including the completion of due diligence and the parties’ negotiation of mutually acceptable definitive documentation.

Following submission of its IOI, on December 20, 2021, the Financial Advisor provided feedback notifying Veritas that it qualified to enter the next round of discussions.

On December 26, 2021, a more fulsome virtual data room was opened in connection with the potential acquisition of HMH, and Veritas and its advisors began an extensive business due diligence investigation of the Company. Veritas attended a management presentation at the Company’s headquarters in Boston on January 19, 2022. Between January 20, 2022 and February 16, 2022, Veritas and its advisors continued its extensive business due diligence to assess potential risks with respect to purchasing the Company. On February 17, 2022, Veritas submitted another bid, which included a written, all-cash proposal to acquire 100% of the Company at a purchase price of $20 per Company Share.

On February 18, 2022, Veritas received feedback from the Financial Advisor with respect to this bid, which feedback indicated that Veritas should increase its proposed per share purchase price, and accordingly Veritas revised its bid upwards to $21 per Company Share.

Veritas’s proposal included fully committed debt and equity financing and noted that it had substantially completed its due diligence and that Milbank LLP, legal counsel to Veritas (“Milbank”), would be prepared to immediately engage with Wilmer Cutler Pickering Hale and Dorr LLP, legal counsel to the Company (“WilmerHale”), to finalize all documentation relating to the transaction.

During the evening hours of February 20, 2022, Milbank and WilmerHale worked to finalize the Merger Agreement. Work on related documentation continued until February 21, 2022, when the Company, Veritas and their respective advisors finalized and executed the Merger Agreement and the related transaction documents on that same day.

On the morning of February 22, 2022, prior to market open on the Nasdaq Stock Exchange, the Company and Veritas issued a press release announcing the execution of the Merger Agreement.

On March 7, 2022, the Offeror commenced the Offer.

11. Purpose of the Offer and Plans for HMH; Transaction Documents

Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, HMH. The Offer, as the first step in the acquisition of HMH, is intended to facilitate the acquisition of all outstanding Company Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into HMH and that, upon consummation of the Merger, HMH, as the Surviving Corporation (as defined in the Merger Agreement), will become a wholly owned subsidiary of Parent.

If you tender your Company Shares in the Offer, you will cease to have any equity interest in HMH or any right to participate in its earnings and future growth. If you do not tender your Company Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth and instead will only have the right to receive an amount in cash equal to the Offer Price, net of applicable withholding and without interest. Similarly, after tendering your Company Shares in the Offer or the conversion of your Company Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of HMH or the Surviving Corporation, as applicable.

Under the DGCL, holders of Company Shares do not have appraisal rights in connection with the Offer. In connection with the Merger, however, stockholders of HMH who demand appraisal and comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares pursuant to Section 262 of the DGCL (exclusive of any element of value arising from accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Company Shares could be higher or lower than, or the same as, the Offer Price. Moreover, HMH, as the Surviving Corporation, could argue in an appraisal proceeding that the fair value of such Company Shares is less than the Offer Price. See Section 16—“Appraisal Rights.”

Plans for HMH. If we accept Company Shares for payment pursuant to the Offer, we will obtain control over the management of HMH and the HMH Board shortly thereafter.

Other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or in connection therewith, neither the Offeror nor Parent has any present plans or proposals or is engaged in negotiations that would, in a manner material to the holders of Company Shares, relate to or result in (a) any extraordinary transaction involving HMH or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of HMH or any of its subsidiaries, (c) any material change in HMH’s capitalization or present dividend rate or policy or indebtedness, (d) any change in the HMH Board or management of HMH, (e) any other material change in HMH’s corporate structure or business, (f) any class of equity securities of HMH being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of HMH becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of HMH’s obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of HMH, or the disposition of securities of HMH, or (j) any changes in HMH’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Rosetta Stone.

At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL and (b) the bylaws of HMH as in effect immediately prior to the Effective Time will be amended and restated in their entirety to conform to the bylaws of the Offeror as of immediately prior to the Effective Time, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation. At the Effective Time, (i) the members of the board of directors of the Offeror as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and such directors will hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal and (ii) the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Based on available information, we are conducting a detailed review of HMH and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of HMH during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of HMH’s business, operations, capitalization and management with a view to optimizing development of HMH’s potential. Possible changes could include changes in HMH’s business, acquisitions or dispositions, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent, the Offeror and the Surviving Corporation in the Merger expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning HMH.” HMH stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents—The Merger Agreement” but not defined herein have the respective meanings given to them in the Merger Agreement.

The Offer. The Merger Agreement provides that the Offeror will commence the Offer within 10 business days of the execution of the Merger Agreement and, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions, accept for payment and pay for all Company Shares validly tendered and not validly withdrawn pursuant to the Offer, as further described below. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger

Agreement, the Offer will expire at one minute after 11:59 p.m., New York City time, on April 1, 2022, which is the date that is 20 business days following the commencement (within the meaning of Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) of the Offer.

Pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of HMH, (1) change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding Company Shares (other than Company Shares to be cancelled in accordance the terms of the Merger Agreement); (2) except pursuant to the terms of the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change the Expiration Time; (3) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; (4) amend, change or waive the Minimum Condition or the Termination Condition; (5) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of Company Shares; or (6) impose any condition to the Offer other than the Offer Conditions.

The Merger Agreement provides that, if at any time during the period between the date of the Merger Agreement and the Acceptance Time, subject to certain interim operating covenants set forth in the Merger Agreement, the outstanding Company Shares are changed into a different number or class of shares by reason of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization or other like change, then the Offer Price shall be adjusted to the extent appropriate.

On the terms and subject to the conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:

•	as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC);

•	in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; and

•

if, at the then scheduled Expiration Time, any Offer Condition (as defined under Section 1—“Terms of the Offer” below) has not been satisfied (and the Parent or the Offeror has not, to the extent permitted by applicable law, waived such condition in accordance with the terms of the Merger Agreement), for one or more periods specified by the Offeror (not in excess of 10 Business Days each) but not (without the prior written consent of the Company) beyond the Outside Date, except that, if, at the then scheduled Expiration Time, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms of the Merger Agreement), the Offeror may, but is not obligated to, so extend the Offer (not more than four times without the approval of the Company), unless requested by the Company, in which case, the Offeror will so extend the Offer; provided, that if all of the Offer Conditions other than the Inside Date Condition (and other than those conditions that by their nature are to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent waivable in accordance with the terms of the Merger Agreement) at any then-scheduled Expiration Time, the Offeror will extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the first business day after the Inside Date.

Upon the terms and subject to the conditions of the Merger Agreement, (i) as soon as practicable after the later of (A) the earliest time as of which the Offeror is permitted under the Exchange Act to accept for purchase Company Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (B) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Offeror shall (and Parent shall cause the Offeror to) accept for payment all Company Shares tendered pursuant to the Offer (and not validly withdrawn), and (ii) as promptly as practicable following the Acceptance Time, and in any event not later than the third business day (determined under Rule 14d-1(g)(3) under the Exchange Act) after the expiration of the Offer, pay for all Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

Recommendation. The HMH Special Committee has unanimously recommended that the HMH Board (i) approve and declare the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) declare that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (iii) declare that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders; and (iv) recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The HMH Board has unanimously (a) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their Company Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their Company Shares pursuant to the Offer.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into HMH, and the separate corporate existence of the Offeror will cease and HMH will be the Surviving Corporation and will become a wholly owned subsidiary of Parent. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions to the Merger (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied), the Closing will take place as soon as practicable following the Acceptance Time. Subject to the provisions of the Merger Agreement, at the Closing, the Offeror, Parent and HMH will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger will become effective at the Effective Time. The Merger will be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of HMH. Parent, the Offeror and HMH have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of the stockholders of HMH, in accordance with Section 251(h) of the DGCL.

Charter, Bylaws, Directors, and Officers.

The Merger Agreement provides that at the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until further amended in accordance with its terms and the DGCL and (b) the bylaws of HMH as in effect immediately prior to the Effective Time will be amended and restated in their entirety to conform to the bylaws of the Offeror as of immediately prior to the Effective Time, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until further amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and the DGCL (collectively, the “Organizational Documents of the Surviving Corporation”).

HMH has agreed to use reasonable best efforts to obtain and deliver to Parent at the Closing resignations, effective as of the Effective Time, executed by each of the directors of the Company designated by Parent in writing to the Company not less than five days prior to the Closing (if any). The Merger Agreement further provides that, at the Effective Time, (a) the members of the board of directors of the Offeror immediately before the Effective Time will be the initial directors of the Surviving Corporation and (b) the officers of HMH as of immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

Effect of the Merger on Capital Stock. At the Effective Time:

•

each share of the common stock, par value $0.01 per share, of the Offeror issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

•

all Company Shares that are held in the treasury of the Company and any Company Shares owned by any wholly owned subsidiary of the Company, the Parent, the Offeror or any other wholly owned subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

•

except as provided above, each Company Share (excluding any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled, shall cease to exist, shall no longer be outstanding, and shall be shall be automatically converted into the right to receive, in cash, without interest, the Merger Consideration.

The Merger Agreement provides that the Merger Consideration will be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization or other like change with respect to Company Shares occurring (or for which a record date is established) after the date of the Merger Agreement and prior to the Effective Time.

Treatment of Company Equity Awards and the Company ESPP.

Effective as of immediately prior to the Acceptance Time, each then-outstanding Company Stock Option will vest in full and automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash, less applicable tax withholding, equal to the product of (i) the total number of Company Shares then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock `Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option will be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the Acceptance Time, each Company RSU that is then outstanding and unvested will vest in full (including, in the case of Company PRSUs, by virtue of the deemed achievement of any performance-based vesting conditions based on target performance) and automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash, less applicable tax withholding, from the Surviving Corporation equal to the product of (i) the total number of Company Shares then underlying such Company RSU (determined in the case of Company PRSUs, by reference to the number of Company Shares then underlying such Company PRSU based on the achievement of target performance) multiplied by (ii) the Merger Consideration.

If the Effective Time is anticipated to occur on or before the last business day of an Offering Period (as such term is defined in the Company ESPP), the Company shall take such actions as may be necessary with respect to the Company ESPP to (i) cause any offering underway as of the date of the Merger Agreement to be terminated as of no later than the Final Exercise Date; (ii) make any pro-rata adjustments that may be necessary to reflect such shortened Offering Period, but otherwise treat any such shortened Offering Period as a fully effective and completed Offering Period for all purposes under the Company ESPP; (iii) cause each Company ESPP participant’s share purchase right under the Company ESPP outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; and (iv) terminate the Company ESPP as of the Final Exercise Date; provided, however, that the termination of the Company ESPP is subject to the consummation of the Merger. If the Effective Time occurs after the last business day of an Offering Period in effect as of the date of the Merger

Agreement (i.e., a new Offering Period has commenced or would be scheduled to commence), the Company Board shall either suspend the commencement of such new Offering Period or will terminate the Company ESPP as of a date prior to the date of the closing of the Merger and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

The Parent and HMH may, to the extent mutually agreed, treat equity compensation held by Company Employees subject to non-U.S. law in a manner other than as provided above to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

Representations and Warranties. In the Merger Agreement, HMH has made customary representations and warranties to Parent and the Offeror with respect to, among other matters:

•	due organization and good standing of HMH and its subsidiaries, and corporate power to operate their respective businesses;

•	organizational documents of HMH;

•	capitalization of HMH;

•	ownership of subsidiaries;

•

corporate authority to enter into the Merger Agreement, resolutions of the Company Board with respect to the Merger Agreement and the transactions contemplated thereby, and binding nature of the Merger Agreement;

•	SEC filings, financial statements and internal controls of HMH;

•	no undisclosed liabilities;

•	absence of certain changes (including the absence of a Material Adverse Effect (as defined below)) since December 31, 2021;

•	tax matters;

•	real property owned and leased by HMH or its subsidiaries;

•	intellectual property rights, cybersecurity and data privacy;

•	HMH’s and its subsidiaries’ material contracts;

•	compliance with legal requirements;

•	legal proceedings, investigations and orders involving HMH and its subsidiaries;

•	environmental matters;

•	HMH’s employee benefit plans;

•	labor matters;

•	compliance with anti-bribery and similar legal requirements;

•	governmental authorizations required to conduct the business of HMH and its subsidiaries;

•	insurance;

•	inapplicability of DGCL Section 203;

•	accuracy of information supplied by the Company for inclusion in the Schedule 14D-9 (and the documents included or incorporated by reference to the Schedule 14D-9);

•	no stockholder vote or consent is required to consummate the Merger Agreement or authorize the transactions thereunder;

•	non-contravention of organizational documents, legal requirements or contracts, and certain governmental and third party consents;

•	the fairness opinion of the financial advisor to HMH in connection with the transactions contemplated by the Merger Agreement;

•	brokers’ fees;

•	accuracy of information supplied by or on behalf of HMH for inclusion in the Offer documents;

•	HMH’s and its subsidiaries’ material customers and material vendors;

•	accounts payable and accounts receivable; and

•	there are no other representations or warranties made by Parent or the Offeror except as set forth in the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by HMH are qualified, among other things, as to “materiality” or a “Material Adverse Effect” standard. For purposes of the Merger Agreement, “Material Adverse Effect,” as it relates to HMH and its subsidiaries (a “Material Adverse Effect”), means any event, change, effect, circumstance, development, condition or occurrence that (a) would reasonably be expected to prevent or delay beyond the Outside Date the closing of the Offer, or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (b), no event, change, effect, circumstance, development, condition or occurrence (by itself or when aggregated or taken together with any and all other events, changes, effects, circumstances, developments, conditions or occurrences) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no event, change, effect, circumstance, development, condition or occurrence (by itself or when aggregated or taken together with any and all other such events, changes, effects, circumstances, developments, conditions or occurrences) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company or any of its subsidiaries has operations, including (x) changes in interest rates in the United States or any other country or region in the world in which the Company or any of its subsidiaries has operations and changes in exchange rates for the currencies of any countries and (y) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company or any of its subsidiaries has operations; (iii) conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any material escalation or material worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the Company or any of its subsidiaries has operations; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in the United States or any other country or region in the world, or any law, regulation, statute, directive, pronouncement or guideline issued by a governmental entity, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof or any worsening of such conditions; (vi) any COVID-19 Measures or COVID-19 Responses; (vii) the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby; (viii) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in writing prior to the taking of, or the failure to take, such action; or compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement; or the failure to take any action prohibited by the Merger Agreement; (ix) changes in law or changes in GAAP or other comparable accounting standards (or the binding interpretation of any of the foregoing); (x) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (xi) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Offeror, the Parent or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or in connection with any other transactions contemplated by the Merger Agreement; except to the extent any such event, change, effect, circumstance, development, condition or occurrence directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) and (ix) disproportionately adversely affects in a material respect the Company and its subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries in which the Company and its subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in any respect).

Each of Parent and the Offeror has made customary representations and warranties to HMH with respect to, among other matters:

•	due organization, good standing, and corporate power of Parent and the Offeror;

•	corporate authority to enter into the Merger Agreement and binding nature of the Merger Agreement;

•	non-contravention of organizational documents, legal requirements or contracts, and certain governmental and third party consents;

•	accuracy of information supplied by Parent and Offeror for inclusion in the Schedule 14D-9 (and the documents included or incorporated by reference to the Schedule 14D-9);

•	operations of the Offeror;

•	financing of the transactions contemplated by the Merger Agreement;

•	solvency of the Surviving Corporation and its subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated by the Merger Agreement;

•	neither Parent nor the Offeror is an interested stockholder;

•	legal proceedings, investigations and orders involving Parent or the Offeror;

•	absence of contracts with any members of the Company Board or HMH’s management;

•	brokers’ fees;

•	accuracy of information included in the Offer documents;

•	independent investigation of HMH performed by Parent and the Offeror;

•	there are no other representations or warranties made by HMH except as set forth in the Merger Agreement; and

•	non-reliance on company forecasts, projections, estimates and forward-looking statements.

Some of the representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified, among other things, as to “materiality” or a “material adverse effect” standard.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations and warranties should not be relied on by any other person. In addition, those representations and:

•	have been made only for purposes of the Merger Agreement;

•

with respect to HMH, have been qualified by (i) matters specifically disclosed in any documents filed with or furnished to the SEC by HMH since January 1, 2020 and prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure schedule (the “Disclosure Schedule”) delivered by HMH to Parent and the Offeror concurrently with the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties made by HMH in the Merger Agreement;

•	will not survive consummation of the Merger;

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were, in certain instances, made only as of the date they were made in the Merger Agreement or the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect,” as described above.

Covenants

Interim Operations of HMH. The Merger Agreement provides that, except (1) as otherwise contemplated or permitted by the terms of the Merger Agreement, (2) as required by applicable law or by any agreement, plan or arrangement in effect on the date of the Merger Agreement, (3) as set forth in the Disclosure Schedule, (4) in connection with any COVID-19 Measures or COVID-19 Response (provided that the Company will, to the extent permitted by applicable law and reasonably practicable, reasonably consult with Parent with respect to any such actions taken or omitted to be taken as a result of the COVID-19 Measures or COVID-19 Response prior to taking of any such action and consider in good faith Parent’s suggestion with respect thereto) or (5) with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement through the earlier of the Acceptance Time or the termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, act and carry on its business in the Ordinary Course of Business, in all material respects.

The Merger Agreement also contains specific restrictive covenants as to certain actions taken by HMH and its subsidiaries during the period from the date of the Merger Agreement through the earlier of the Acceptance Time or the termination of the Merger Agreement, which provide that, except as expressly contemplated or permitted by the terms of the Merger Agreement, as done in connection with any COVID-19 Measures or COVID-19 Response (provided that the Company will, to the extent permitted by applicable law and reasonably practicable, reasonably consult with Parent with respect to any such actions taken or omitted to be taken as a result of the COVID-19 Measures or COVID-19 Response prior to the taking of any such action and consider in good faith Parent’s suggestion with respect thereto), as set forth in the Disclosure Schedule, as required by applicable law or by any agreement, plan or arrangement in effect on the date of the Merger Agreement, or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), HMH and its subsidiaries will not take certain actions, including, among other things and subject to certain exceptions:

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent);

•

split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of Company Shares (A) from holders of Company Stock Options in full or partial payment of the exercise price, (B) from holders of Company Stock Options, or Company RSUs in full or partial payment of any applicable taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (C) in connection with any termination of services to the Company or any of its subsidiaries;

•

issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities, in each case other than the issuance of Company Shares (i) upon the exercise of Company Stock Options, (ii) upon settlement of Company RSUs or (iii) pursuant to the Company ESPP;

•	amend the Company’s Organizational Documents;

•

acquire or offer to acquire (i) any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

•

sell, lease, sublease, license, mortgage, pledge, transfer or abandon or otherwise dispose of any material properties or material assets of the Company or of any of its subsidiaries (excluding intellectual property of the Company and its subsidiaries) other than (i) for dispositions of obsolete or worthless assets, or (ii) for sales of inventory in the Ordinary Course of Business;

•	adopt any stockholder rights plan;

•

incur or assume any Indebtedness (other than Indebtedness incurred in the Ordinary Course of Business in an aggregate principal amount not to exceed $5,000,000 in the aggregate outstanding at any time);

•

issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any loans, advances (other than routine advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company and its subsidiaries and routine advances to authors, contributors, licensors or vendors in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned subsidiaries, or, other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in exchange rates;

•

make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Company and its subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•

adopt, enter into, terminate or materially amend any collective bargaining agreement or Company Employee Plan (or any plan that would be a Company Employee Plan once adopted or entered into) for the benefit or welfare of any current or former employee, officer, director or individual service provider (except in the Ordinary Course of Business and only if such arrangement is terminable on 30 days’ or less notice without either a penalty or a termination payment);

•

increase the compensation or fringe benefits of, or pay any bonus to, any employee, officer, director or individual service provider (except for annual increases of salaries in the Ordinary Course of Business and bonuses consistent with arrangements and practices disclosed to Parent);

•

hire, promote or terminate (other than for cause) the employment or engagement of any employee, officer, director or individual service provider whose annual salary or annual base compensation equals or exceeds $250,000;

•

accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, restricted stock units, performance stock units, restricted stock awards, stock appreciation rights, stock-based awards, or stock-related awards, other than as contemplated by the Merger Agreement;

•

grant any stock options, restricted stock units, performance stock units, restricted stock awards, stock appreciation rights, stock-based awards, or stock-related awards, except for the grant of options pursuant to the Company ESPP in the Ordinary Course of Business;

•

other than in the Ordinary Course of Business: (i) amend, modify or terminate (other than termination upon the expiration of the term thereof in accordance with the terms thereof) any Company real property lease or Company material contracts or waive, release or assign any material rights, claims or benefits under any Company lease or Company material contracts, or (ii) enter into any contract that would have been a Company material contract had it been entered into prior to the date of the Merger Agreement;

•	incur, create or assume any lien, other than permitted liens, with respect to any material asset of the Company or its subsidiaries;

•	acquire any fee or material leasehold interest in real property;

•	enter into any contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

•	enter into any new material line of business;

•	open a new office of the Company or any of its subsidiaries in any country where none of the Company or any of its subsidiaries has an office as of the date of the Merger Agreement;

•	form any subsidiary;

•	acquire any equity interest in any other person, other than short-term investments;

•

make (except in the Ordinary Course of Business), revoke or change any material tax election, change (or request any taxing authority to change) any material method of tax accounting or tax accounting period, settle or compromise any material tax liability or refund claim, amend any material tax return, apply for any material tax ruling, enter into any material closing agreement or other binding written agreement with any taxing authority or any material tax sharing agreement, surrender any material claim for a refund of taxes, prepare any material tax return in a manner inconsistent with past practices with respect to the treatment of items on prior tax returns, or agree to an extension or waiver of the statute of limitations with respect to any assessment or determination of material taxes (other than pursuant to extensions of time to file tax returns obtained in the Ordinary Course of Business);

•	settle any suit or proceeding before or threatened in writing to be brought before a governmental entity, other than monetary settlements not in excess of $1,000,000 individually, or $2,000,000 in the aggregate (provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company, any of its subsidiaries, Parent or any of its subsidiaries);

•

waive any material right with respect to any material claim held by the Company or any of its subsidiaries in respect of any suit or proceeding brought or threatened in writing to be brought before a governmental entity, in each case, other than any suit or proceeding related to the transactions contemplated by the Merger Agreement;

•

sell, assign, transfer or license (other than non-exclusive licenses in the Ordinary Course of Business) or otherwise dispose of, abandon or permit to lapse, or create or encumber, impair or incur any lien on any material intellectual property of the Company and its subsidiaries;

•

terminate, cancel or make any material changes to the structure, limits or terms and conditions of, or otherwise fail to maintain any governmnental permits or any insurance policies, including allowing the insurance policies to expire without renewing such insurance policies or obtaining comparable replacement coverage; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

No Solicitation. (a) Except as permitted in connection with a Company Board Recommendation Change (as defined below) and the below provisions, until the earlier of the Acceptance Time or the termination of the Merger Agreement, the Company will not, will cause its subsidiaries and its and their respective directors and officers and will use reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiry, submission or announcement or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below); (ii) other than informing persons of the existence of the provisions of the Merger Agreement, (A) enter into, continue or otherwise participate in any discussions or negotiations regarding, with respect to or that would reasonably be expected to lead to, any Acquisition Proposal or (B) furnish to any person any non-public information or access to the business, properties, assets, books or records of the Company or any of its subsidiaries, in any matter that would reasonably be expected to, or for the purpose of encouraging or facilitating, an Acquisition Proposal; or (iii) amend, fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its subsidiaries, except to the extent the HMH Board (after consultation with outside counsel) determines that the failure to do so could be inconsistent with its fiduciary duties under applicable law; or (iv) agree, propose or resolve to take, or take, any of the actions prohibited by clauses (i) through (iii) above. Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, subject to compliance with certain obligations under the Merger Agreement to provide notices to Parent, the Company may (A) furnish non-public information with respect to the Company and its subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not less restrictive, in the aggregate, with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Qualified Person, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Shares with any Qualified Person. The Company will be responsible for any conduct by a Representative of it or any its subsidiaries that would constitute a breach of the restrictions described in this paragraph if such conduct were engaged in by the Company.

Company Board Recommendation Change. The Merger Agreement generally prohibits the HMH Board from making a Company Board Recommendation Change. However, as further described below, subject to certain requirements, the HMH Board is permitted to make a Company Board Recommendation Change in response to a Superior Proposal or a Change in Circumstances.

The HMH Board may make a Company Board Recommendation Change in response to an Acquisition Proposal if (1) such Acquisition Proposal did not result from a material breach of the Company’s obligations not to solicit Acquisition Proposals, (2) the HMH Board determines in good faith (after consultation with outside counsel and its financial advisor) that (a) such Acquisition Proposal would constitute a Superior Proposal and (b) the failure to effect a Company Board Recommendation Change could be inconsistent with its fiduciary obligations under applicable law, (3) the Company has provided Parent written notice that the HMH Board intends to effect a Company Board Recommendation Change (a “Recommendation Change Notice”), which Recommendation Change Notice described in reasonable detail the reasons for such Company Board Recommendation Change, provides the material terms and conditions of such Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making such Acquisition Proposal), subject to the Company’s right to redact certain financing related documentation, provides unredacted copies of all agreements to be entered into by the Company or any of its subsidiaries in connection with such Acquisition Proposal, and provides any financing arrangements to finance such Acquisition Proposal, (4) the Company has made its Representatives (including its senior management, outside counsel and financial advisor) available for discussions and negotiations with Parent’s Representatives regarding any proposed modifications to the terms and conditions of the Merger Agreement during the three business day period following delivery of such Recommendation Change Notice, and (5) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during such three business day period, the HMH Board determines in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by Parent, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change could still be inconsistent with its fiduciary obligations under applicable law (provided that any material amendment to the terms of such Acquisition Proposal (whether or not in response to any changes proposed by the Parent pursuant to clause (4) above), it being understood and agreed that any change in the type or amount of per share consideration or purchase price is considered material, after which the conditions set forth in clause (2) above remain satisfied shall require a new Recommendation Change Notice and an additional two business day period from the date of such Recommendation Change Notice during which the terms of clause (4) above and this clause (5) shall apply, mutatis mutandis).

The HMH Board may make a Company Board Recommendation Change in response to any Change in Circumstances if: (1) the HMH Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (2) the Company has provided to Parent a Recommendation Change Notice describing in reasonable detail the reasons for such Company Board Recommendation Change; (3) if requested by the Parent, the Company shall have made its Representatives (including its senior management, outside counsel and financial advisor) available for discussions and negotiations with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the three Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (4) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three business day period, the HMH Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law.

Notices to Parent. If HMH receives an Acquisition Proposal, HMH will promptly (within 24 hours) advise the Parent orally, with written confirmation to promptly (within 48 hours) follow, of HMH’s receipt of (a) any Acquisition Proposal, together with the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal or (b) any request for information relating to the HMH or any of its subsidiaries for access to the business, properties, assets, books or records of the HMH or any of its subsidiaries by a person that the HMH has reason to believe is being made in connection with, or for the purposes of making, an Acquisition Proposal, including the identity of the person making such request. In addition, HMH will keep Parent reasonably informed, on a reasonably current basis, of the status and material details (including any material proposed terms) of any discussions and negotiations with such person regarding any such Acquisition Proposal or request and will promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the HMH or any of its subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).

HMH will, and will cause its subsidiaries and its and their respective officers and directors, and will use reasonable best efforts to cause its other Representatives to, cease immediately all discussions or negotiations that commenced prior to the date of the Merger Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including terminating all access granted to any such person or its Representatives to any physical or electronic dataroom. HMH will promptly (within one business day of the execution of the Merger Agreement) request that each person, if any, that has executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal as part of the review and sale process that culminated with the execution of the Merger Agreement (other than as contemplated by the terms of the Merger Agreement) return or destroy all confidential information previously furnished to such person by or behalf of the Company or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such person to the extent containing, reflecting or analyzing such confidential information).

Notwithstanding anything to the contrary in the Merger Agreement, nothing contained in the Merger Agreement will prohibit HMH, any of its subsidiaries or the HMH Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, will be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to HMH’s stockholders if, in the good faith judgment of the HMH Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law.

A “Qualified Person” means any person making an Acquisition Proposal or requesting any information from the Company, which Acquisition Proposal or request for information the HMH Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal.

An “Acquisition Proposal” means any offer, proposal or similar indication of interest (other than an offer, proposal or indication of interest made or submitted by or on behalf of Parent or any of its subsidiaries) for any transaction or series of related transactions (other than the Offer or the Merger or any transaction(s) involving solely the Company and/or one or more subsidiaries of the Company) for (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, of the surviving entity in such transaction involving the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, the surviving entity in such transaction involving the Company; (b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 20% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Company and its subsidiaries (taken as a whole); or (c) any combination of the foregoing.

A “Superior Proposal” means any Acquisition Proposal (replacing all references to “20%” in the definition of “Acquisition Proposal” with references to “50%”), on terms which the HMH Board determines in its good faith judgment to be more favorable to the holders of Company Shares than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable for at least five business days) that the HMH Board determines to be relevant, including the likelihood that such Acquisition Proposal will be consummated without undue delay relative to the transactions contemplated by the Merger Agreement and, if a cash transaction (whether in whole or in part), whether any financing is fully committed or reasonably determined to be available by the HMH Board.

A “Change in Circumstances” means any event, change, effect, circumstance, development, condition or occurrence (other than an Acquisition Proposal) that (a) individually or in the aggregate, is material to the Company and its subsidiaries, taken as a whole, and that is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by the HMH Board as of the date of the Merger Agreement, which event, change, effect, circumstance, development, condition or occurrence (or the magnitude of which) becomes known to or by the HMH Board prior to the Acceptance Time and (b) does not relate to an Acquisition Proposal; provided, however, that changes in the market price or trading volume of Company Shares or any other securities of the Company, changes in the credit rating of the Company, or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts, predictions or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in each case, cannot be taken into account in determining whether a Change in Circumstance has occurred (but the facts or occurrences giving rise or contributing to such changes or facts may be taken into account to the extent not otherwise excluded).

A “Company Board Recommendation Change” means any instance where the Company shall (1) withhold, withdraw, modify, qualify or publicly propose to do any of the foregoing, in each case, in a manner adverse to the Parent, the recommendation by the HMH Board with respect to the Offer, including by failing to include the recommendation by the HMH Board with respect to the Offer in the Schedule 14D-9, (2) adopt, authorize, approve or recommend, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, any Acquisition Proposal, (3) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer, which shall be subject to clause (4) below), fail to publicly affirm the recommendation by the HMH Board with respect to the Offer within five business days after a written request by Parent to do so (or, if earlier, by the close of business on the Outside Date) or (4) in the event a tender offer or exchange offer for outstanding Company Shares shall have been commenced (other than by the Parent or an affiliate of the Parent), (x) recommend that the stockholders of the Company tender their shares in such tender or exchange offer, or (y) within five business days after the commencement of such tender or exchange offer, fail to recommend against acceptance of such offer.

Filings; Other Actions. Each of the HMH, on the one hand, Parent and the Offeror, on the other hand, will use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable; (ii) as promptly as practicable, obtain and maintain any consents, licenses, permits, waivers, approvals, authorizations, registrations or orders required to be obtained by such party (or any of its subsidiaries) from any governmental entity that are necessary for the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable antitrust laws and any related governmental request thereunder and (C) any other applicable law; (iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which has the effect of prohibiting or materially delaying consummation of the Offer or making the Merger illegal or otherwise prohibiting or materially delaying consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement (each, a “Restrictive Order”); and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. The Merger Agreement also provides that the parties will cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii). Additionally, each party to the Merger Agreement will use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that, without limiting the generality of anything contained in the Merger Agreement, each of the Parent and the Company will (i) as soon as reasonably practicable and in any event within five (5) business days following the date of the Merger Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act (if the applicable governmental entity is then accepting applications for such early termination)) with respect to the transactions contemplated by the Merger Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable antitrust laws. See Section 15—“Certain Legal Matters; Regulatory Approvals” under subsection “Antitrust Compliance.” The ultimate parent entities of Parent submitted such filings pursuant to the HSR Act on February 28, 2022 and the Company submitted such filings pursuant to the HSR Act on February 28, 2022.

The Merger Agreement provides that the parties thereto will, and will cause each of their respective subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any antitrust law, to promptly respond to any government requests for information under any antitrust law, to cause any waiting periods under any applicable antitrust laws to expire or be terminated, and to contest and resist any actual or threatened action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. Except to the extent prohibited by applicable law, the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any antitrust law. Except to the extent prohibited by applicable law or governmental entities reviewing the transactions contemplated by the Merger Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such governmental entities.

The Merger Agreement further provides that Parent will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Acceptance Time beyond the Outside Date; provided that none of Parent or any of its subsidiaries is obligated to take any such action unless such action is expressly conditioned upon the Closing. Each of the Parent and the Offeror further agreed not to extend, stay or toll any waiting period or withdraw and refile the notification under the Hart-Scott-Rodino Act or enter into any agreement with any governmental entity to delay, or otherwise not consummate as soon as practicable, the Offer or the Merger, except with the prior written consent of the Company.

Access. From the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement, the Company will (and will cause each of its subsidiaries to) afford to the Parent’s

Representatives, solely for purposes of furthering the Offer and the Merger and the other transactions contemplated by the Merger Agreement or integration planning relating thereto, reasonable access, upon reasonable prior written notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations (and in all cases subject to any measures implemented by the Company in connection with COVID-19 or any other pandemic, epidemic or disease outbreak), to all of its books, contracts and records as the Parent shall reasonably request, and, during such period, the Company will (and will cause each of its subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company will not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of the Company would: (A) result in the disclosure of any trade secrets of any third party, (B) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (C) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; provided that the Company will use reasonable best efforts to provide any such impacted inspection, access or information in a manner that does not result in any of the foregoing. Any such information will be subject to the Confidentiality Agreement. The Merger Agreement further provides that, prior to the Closing, neither the Parent nor the Offeror will (and each will cause its affiliates and Representatives not to) contact or communicate with any of the employees, customers or suppliers of the Company or any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).

Financing. The Financing (as defined below), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that each of Parent and the Offeror shall, and shall cause its affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing contemplated by the Debt Commitment Letter (the “Debt Financing”) and by the Equity Commitment Letter (the “Equity Financing” and, together with the Debt Financing, the “Financing” and the Debt Commitment Letters together with the Equity Commitment Letter, the “Financing Letters”), including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters (or any permitted replacement, amended, modified or alternative financing, including any permitted Replacement Commitment Facility), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (or any permitted replacement, amended, modified or alternative financing, including any permitted Replacement Commitment Facility) on the terms and subject only to the conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter, (iii) satisfy (and cause its affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its affiliates in the Financing Letters and the definitive agreements related thereto (or, if necessary or deemed advisable by the Parent, seek the waiver of conditions applicable to the Parent and the Offeror contained in such Financing Letter or such definitive agreements related thereto) (the “Definitive Financing Agreements”), (iv) consummate the Financing at or prior to the Closing, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the Definitive Financing Agreements.

The Parent, the Offeror and the Sponsor shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters (including by entering into any Replacement Facility Commitment Letter) or the Definitive Financing Agreements if such termination, amendment, supplement, modification or waiver would (A)(1) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (2) reduce the amount of Equity Financing unless the Debt Financing or alternative financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.5 of the Merger Agreement shall be true and correct, so long as in the case of any alternative financing, the terms thereof are of the type that would not constitute a Prohibited Amendment under clauses (B) or (C) below, (B) adversely impact the ability of Parent or Offeror, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing or (C) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date (the amendments described in the foregoing clauses (A), (B) and (C), the “Prohibited Amendments”).

If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter and any alternative financing (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment), and such portion is required to fund the Offer Price or the consideration payable in connection with the Merger and all fees, expenses and other amounts contemplated to be paid by the Parent pursuant to the Merger Agreement, or the Parent becomes aware of any event or circumstance that could reasonably be expected to make any such portion of the Debt Financing unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, the Parent shall promptly notify the Company in writing and the Parent and the Offeror shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative Debt Financing Sources in an amount sufficient to consummate the Offer and the Merger with terms and conditions (including “market flex” provisions) not materially less favorable, taken as a whole, to the Parent and the Offeror (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event.

Prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause its subsidiaries to provide, to Parent and the Offeror, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement and syndication and consummation of the Debt Financing, including using its reasonable best efforts to (i) furnish to Parent and Offeror and their Debt Financing Sources the Required Information, (ii) (A) have the Company designate members of senior management of the Company to execute customary authorization and management representation letters with respect to Company information included in a customary confidential information memorandum for a syndicated bank financing; and (B) cause management of the Company to participate in a reasonable number of meetings (which may be virtual), presentations, road shows, sessions (upon reasonable request) with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the Debt Financing Sources, (iii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations, road shows, bank information memoranda, private placement memoranda and other customary marketing materials and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (subject to the limitations contained in Section 6.3 of the Merger Agreement), (iv) (A) to request such documents as are reasonably requested by Parent or its Debt Financing Sources relating to the repayment, discharge and termination of any existing indebtedness of the Company and its Subsidiaries to be repaid on the Closing Date and the release of related liens and related guarantees, including the Payoff Letters for the Payoff Indebtedness and (B) provide all documentation and other information that is required in connection with the Debt Financing under applicable “beneficial ownership” regulations, by U.S. bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent, (v) assist in the preparation, executing and delivering of Definitive Financing Agreements, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing Sources (provided that no officers of the Company that will not be continuing officers, acting in such capacity, shall be required to execute any solvency certificate) and other customary documents as may be reasonably requested by Parent and cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing, but in no event shall any of the foregoing be effective until as of or after the Closing, (vi) cooperate with Parent, and taking all corporate actions or other similar actions reasonably necessary to permit the consummation of the Financing, (vii) use reasonable best efforts to assist Parent in requesting legal opinions from local outside counsel as reasonably requested by Parent for financings similar to the Financing and (viii) use commercially reasonable efforts to assist Parent in benefiting from the existing lending relationships of the Companies and the Companies’ subsidiaries.

Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its subsidiaries or any of their respective representatives in connection with the Financing, including the cooperation of the Company or any of its subsidiaries or any of their respective representatives contemplated by Section 6.14 of the Merger Agreement and the compliance by the Company or any of its subsidiaries or any of their respective representatives with its obligations under Section 6.14 of the Merger Agreement, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, including compliance by the Company or any of its subsidiaries or any of their respective representatives with its obligations under Section 6.14 of the Merger Agreement.

The Offeror estimates that it will need approximately $2,822 million to purchase Shares in the Offer and to provide funding for the consideration to be paid in the Merger. Parent has received the Debt Commitment Letter from certain lenders to provide (i)(A) a $1,480 million first lien senior secured term loan facility and (B) a $250 million first lien senior secured revolving credit facility and (ii) a $390 million second lien senior secured term loan facility.

Subject to certain conditions, the Debt Financing will be made available to finance the Offer and the Merger, refinance certain of HMH’s and its subsidiaries’ existing indebtedness, pay related fees and expenses incurred in connection with the Offer and the Merger and the Transactions and to provide for ongoing working capital and for other general corporate purposes of the Company and its subsidiaries. In addition, Parent has obtained an Equity Commitment Letter from the Sponsor which provides for the Sponsor’s commitment of up to $1,524 million in aggregate of equity financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments. The equity and debt financing commitments are subject to certain conditions.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is not subject to any financing condition, (b) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Company Shares (i) owned by the Company or any of its wholly owned subsidiaries (including Shares held as treasury stock), or (ii) owned by Parent or any of its wholly owned subsidiaries, including the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, immediately prior to the Closing) for cash at the same price per share in the Merger as the Offer Price and (c) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger.

Publicity. Except as may be required by applicable law or stock market regulations, the Parent and the Company will use their respective reasonable best efforts to consult with the other party before issuing any press release (other than the mutually agreed press release previously issued announcing the execution of the Merger Agreement) or otherwise making any public statement, scheduling any press conference or conference call with investors or analysts or communicating with the press, in each case, with respect to the Offer, the Merger or the Merger Agreement; provided, however, that these restrictions will not apply to any Company communications in connection with an Acquisition Proposal or a Recommendation Change Notice. Notwithstanding the foregoing, but subject to the Confidentiality Agreement, these restrictions will not prevent any Affiliate of the Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties (in each case that are bound to an obligation of confidentiality with respect to), general information regarding the Merger Agreement, including the Merger and the Offer.

Other Employee Benefits. For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed, the Parent will provide, or will cause to be provided, to each Company Employee (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the Acceptance Time, (ii) commission or incentive opportunity and annual bonus opportunity (excluding any special one-time bonuses, retention bonuses or equity-based arrangements) no less favorable in the aggregate than the commission or incentive opportunity and annual bonus opportunity provided to such employee immediately before the Acceptance Time and (iii) other employee benefits (excluding defined benefit pension plan participation and any retiree medical arrangements) that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the Acceptance Time.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans and other compensatory arrangements of the Parent and its subsidiaries providing benefits to any Company Employees after the Effective time (such plans and arrangements, the “New Plans”), each Company Employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided, however, that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or any retiree medical plan established after the Acceptance Time or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Acceptance Time and (B) the Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the severance practices of the Company and its subsidiaries, the Parent will cause the Surviving Corporation to provide that such Company Employee will be entitled to severance benefits from the Surviving Corporation that are set forth in the Disclosure Schedule.

Nothing in the Merger Agreement will otherwise prohibit the Parent or any of its subsidiaries from amending or terminating (in accordance with any applicable terms), or will be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their subsidiaries, including each

Company Employee Plan and New Plan, and nothing in this Agreement will otherwise require Parent or any of its subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The above described provisions of the Merger Agreement are solely for the benefit of the parties to the Merger Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, will be regarded for any purpose as a third party beneficiary of such provisions.

Compensation Arrangements. From the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement, the Company will not enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable continued listing requirements of Nasdaq and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) has taken all such steps as may reasonably be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Directors’ and Officers’ Indemnification and Insurance. From and after the Acceptance Time, each of the Parent and, from and after the Effective Time, the Surviving Corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its subsidiaries or, while a director, manager or officer of the Company or any of its subsidiaries, is or was serving at the request of the Company or one of its subsidiaries as an officer, director, manager, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation and the comparable organizational documents of each subsidiary of the Surviving Corporation will contain, and the Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement.

Subject to the next sentence, the Surviving Corporation will either (i) maintain, and the Parent will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation will obtain, and the Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in the Merger Agreement, the Company may, prior to the Acceptance Time, purchase a Reporting Tail Endorsement; provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement; provided, further, that the Company will give Parent a reasonable opportunity to participate in the selection of such Reporting Tail Endorsement and the Company will give reasonable and good faith consideration to any comments made by Parent with respect thereto. If a Reporting Tail Endorsement has been purchased by the Company prior to the Acceptance Time, the Parent will cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, will expressly assume and succeed to the obligations set forth in the Merger Agreement.

If any Indemnified Party makes any claim for indemnification or advancement of expenses under the above described provisions of the Merger Agreement that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation will pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

The above described indemnification provisions the Merger Agreement are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 16 Matters. Prior to the Effective Time, the Company will take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

Stock Exchange De-listing and De-registration. Prior to the Effective Time, the Company will reasonably cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable law and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Shares from the NASDAQ and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

Stockholder Litigation. The Company will provide Parent with prompt notice of, and copies of all pleadings and correspondence with any plaintiff (or any representative of any plaintiff) relating to, any legal proceeding against the Company, any of its subsidiaries or any of its and their respective directors or officers by any holder of Company Shares arising out of or relating to this Agreement or the transactions contemplated by the Merger Agreement. The Company will give the Parent the opportunity to participate in (but not control) the defense, settlement or compromise of any such legal proceeding, at the Parent’s sole cost and expense, provided no such settlement or compromise will be agreed to without the prior written consent of the Parent, which consent will not be unreasonably withheld, conditioned or delayed. For purposes of this provision, “participate” means that the Parent will be kept apprised of proposed strategy and other decisions with respect to the legal proceeding by the Company (to the extent that, on the advice of outside counsel, the attorney-client privilege between the Company and its counsel is not undermined or otherwise materially affected; provided, however, that the Company will use reasonable best efforts to keep the Parent apprised of proposed strategic and other decisions in a manner that does not undermine or effect attorney-client privilege, including by entering into a joint defense or similar agreement), and the Parent may offer comments or suggestions with respect to the legal proceeding (and the Company will reasonably consider in good faith the inclusion or incorporation of any such comments or suggestions provided in a timely manner), but will not be afforded any decision-making power or other authority over the legal proceeding, except for the settlement or compromise consent set forth above.

Anti-Takeover Statutes. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation (each a “Takeover Statute”) is or may become applicable to any of the transactions contemplated by the Merger Agreement, the parties will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated thereunder may be consummated as promptly as practicable on the terms contemplated thereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Statute on such transactions.

Notification of Certain Matters. Prior to the earlier of the Acceptance Time or the termination of the Merger Agreement, Parent will give prompt notice to the Company, and the Company will give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such person (or, in case of Parent’s obligation to provide notice, any representation or warranty of the Offeror) contained in the Merger Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the Representation Condition or (ii) in the case of any representation or warranty of Parent or the Offeror, in any material respect, in each case at any time from and after the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement or (b) any material breach by such person (or, in case of the Parent’s obligation to provide notice, any material breach by Parent or the Offeror) of any covenant or agreement set forth in the Merger Agreement; provided, however, that, in each case, no such notification will affect the remedies of the parties thereto under the Merger Agreement.

Confidentiality. Information disclosed pursuant to the Merger Agreement will be governed under the Confidentiality Agreement.

Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions:

•	the Parent or the Offeror shall have irrevocably accepted for purchase all Company Shares validly tendered (and not validly withdrawn) pursuant to the Offer; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Impediment which is in effect and which has the effect of making the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Termination. The Merger Agreement provides that it may be terminated and the Offer and the Merger may be abandoned:

(a)	by mutual written consent of the Parent and the Company at any time prior to the Acceptance Time;

(b)	by either the Parent or the Company at any time prior to the Acceptance Time and after the Outside Date if the Acceptance Time shall not have occurred on or before the Outside Date (provided, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party thereto if the material failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been a proximate cause of the failure of the Acceptance Time to occur on or before the Outside Date);

(c)

by either the Parent or the Company at any time prior to the Acceptance Time if a governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Impediment (and, in the case of any Legal Impediment that is a governmental order, such governmental order has become final and nonappealable), in each case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the acceptance for payment of, and payment for, Company Shares pursuant to the Offer or consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the material failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been a proximate cause of any such Legal Impediment;

(d)

by the Parent or the Company if the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) expires as a result of the non-satisfaction of one or more of the Offer Conditions, including the Minimum Condition, or is terminated or withdrawn prior to the Acceptance Time, in each case, without the Offeror having accepted for purchase any Company Shares validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the material failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been a proximate cause of the non-satisfaction of any Offer Condition;

(e)	by the Parent, prior to the Acceptance Time, if the Company shall have effected a Company Board Recommendation Change;

(f)

by the Company, at any time prior to the Acceptance Time, in the event that: (i) the Company shall have received a Superior Proposal that did not result from a material breach of the Company’s obligations not to solicit an Acquisition Proposal; (ii) the Company Board shall have complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal, (iii) the Company Board has authorized the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, (iv) substantially concurrently with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement and (v) the Company pays to the Parent the Termination Fee (as defined below) in accordance with the Merger Agreement;

(g)

by the Parent, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, which breach, inaccuracy or failure (i) would cause the Representations Condition or the Covenants Condition not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure from the Parent; provided that neither the Parent nor the Offeror is then in breach of any representation, warranty or covenant under the Merger Agreement such that would permit the Company to terminate the Merger Agreement pursuant to its terms;

(h)

by the Company, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Parent or the Offeror set forth in the Merger Agreement, which breach, inaccuracy or (i) shall have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) shall not have been cured within 20 days following receipt by the Parent of written notice of such breach, inaccuracy or failure from the Company; provided that the Company is not then in breach of any representation, warranty or covenant under the Merger Agreement such that would permit the Parent to terminate the Merger Agreement pursuant to its terms;

(i)	by the Company if, for any reason, the Offeror shall have failed to commence the Offer by the date that is 15 business days after the date of the Merger Agreement; or

(j)

by the Company if (i) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied), (ii) the Company has delivered written notice to the Parent to such effect and (iii) the Offeror shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within two business days of the receipt by the Parent of such notice.

Effect of Termination. In the event of termination of the Merger Agreement in accordance with its terms, the Merger Agreement will immediately become void and there will be no liability or obligation on the part of the Parent, the Company, the Offeror or their respective Representatives, stockholders or affiliates; provided that, subject to the terms of the Merger Agreement, (a) any such termination shall not relieve the Company from liability for any Willful Breach and (b) the confidentiality, access to information, effect of termination, fees and expenses, defined terms, and miscellaneous provisions of the Merger Agreement, and the expense reimbursement and indemnification provisions of the Merger Agreement related to assistance provided by the Company with respect to Parent’s arrangement of financing for the transactions contemplated by the Merger Agreement will remain in full force and effect and survive any termination of the Merger Agreement. Nothing will limit or prevent any party from exercising any equitable remedies it may have under the Merger Agreement (prior to the valid termination of the Merger Agreement) in lieu of terminating the Merger Agreement pursuant to its terms.

Fees and Expenses Following Termination. Under the Merger Agreement, HMH has agreed to pay to Parent a one-time fee of $65,000,000 (the “Termination Fee”) by wire transfer of immediately available funds, in the event that Parent or HMH terminates the Merger Agreement, (i) as described in paragraph (e) or (f) of the “Termination” section or (ii) as described in paragraph (b) or (d) of the “Termination” section if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced or made known to the Company and, in each case, not withdrawn prior to such termination and (B) within 12 months after the date of termination, the Company shall have (1) consummated the transactions contemplated by any Acquisition Proposal or (2) entered into any Alternative Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated; provided, however, that, for purposes of this provision, all references to “20%” and “80%” in the definition of “Acquisition Proposal” are deemed to be references to “50%”.

Under the Merger Agreement, Parent has agreed to pay to HMH a one-time fee of $130,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds within two business days after termination, in the event that HMH terminates the Merger Agreement pursuant to paragraph (h) or (j) of the “Termination” section above (or by HMH or Parent pursuant to paragraph (b) of the “Termination” section above at a time when HMH could have terminated the Merger Agreement pursuant to paragraph (h) or (j)).

Notwithstanding anything to the contrary as set forth in the Merger Agreement: (i) HMH’s right to (w) terminate the Merger Agreement, (x) HMH’s and its subsidiaries’ right to indemnification and expense reimbursement in connection with the Financing, (y) certain Parent Termination Fee provisions and (z) equitable relief as, and only to the extent expressly permitted by, the Merger Agreement are the sole and exclusive remedy of HMH for any and all losses or damages suffered or incurred by the Company or any other person in connection with the Merger Agreement (including any breach hereof and the termination thereof), the Financing Letters or the Guarantee, the Transactions (and the abandonment or termination thereof), any matter forming the basis for such termination or any other matter set forth therein or contemplated thereby, (ii) upon payment in full of the Parent Termination Fee (if and only if payable pursuant to and in accordance with the Merger Agreement), together with any indemnification for or reimbursement of any applicable expenses (and interest) under the Merger Agreement, the Parent Related Parties (as defined below) will not have any further liability or obligation relating to or arising out of the Merger Agreement, the Financing Letters, the Guarantee or any other documents and instruments executed by any Parent Related Party pursuant thereto or the transactions contemplated thereby (but excluding the Confidentiality Agreement) and (iii) neither the Company nor any other person shall be entitled to bring or maintain any claim, action or proceeding against the Parent, the Offeror, the Sponsor or any of their respective former, current or future general or limited partners, equityholders, financing sources, managers, members, directors, officers or Affiliates or the Debt Financing Sources (collectively, the “Parent Related Parties”) arising out of or in connection with the Merger Agreement, the Financing Letters or the Guarantee, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding the Confidentiality Agreement).

If Parent or its designee shall receive full payment of the Termination Fee together with any reimbursement of applicable expenses pursuant to the Merger Agreement, the receipt of the Termination Fee and any applicable expenses shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, the Offeror, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, Offeror, any of their respective affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its subsidiaries or any of their respective former, current or future officers, directors, partners, equityholders, managers, members or affiliates (collectively, “Company Related Parties”) arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination.

If Parent fails to pay the Parent Termination Fee when due, or the Company fails to pay the Termination Fee when due, the party owing such fee shall pay to the other interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid) at a rate equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid. The party to whom such fee is owed is also entitled to recover from the other such party any costs of collection if it brings an action or proceeding which results in a judgment against the party owing such fee.

Amendment. The Merger Agreement may be amended at any time by the parties thereto, by action taken or authorized by their respective boards of directors to the extent permitted by law; provided that following the Acceptance Time, the Merger Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Notwithstanding anything to the contrary contained therein, the provisions with respect to third party beneficiaries, assignment, governing law, remedies, submission to jurisdiction, waiver of jury trial, non-recourse and this provision (and any other provision of the Merger Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such provisions) may not be amended, waived, modified or supplemented in any manner to the extent such amendment, waiver, supplement or other modification is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Specific Performance. Under the Merger Agreement, the Company, on the one hand, and the Parent and the Offeror, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement, in each case without posting a bond or other security.

Notwithstanding the foregoing, it is explicitly agreed that the right of the HMH to obtain an injunction, specific performance or other equitable remedies with respect to the obligations of the Parent and the Offeror to consummate the Offer and the Merger (including to cause the Equity Financing to be funded), but not the right of the HMH to an injunction, specific performance or other equitable remedy with respect to any other obligation, shall be subject to the requirements that:

•

(i) with respect to the consummation of the Offer, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time; provided that those other conditions would be satisfied if the Acceptance Time were on such date) and (ii) with respect to funding the Merger and to consummate the Merger, the conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that those other conditions would be satisfied if the Closing were on such date);

•	the Parent and the Offeror fail to consummate the Offer and the Merger by the date they are required to do so pursuant to the Merger Agreement;

•

the Debt Financing (including any alternative financing that has been obtained in accordance with the Merger Agreement) has been funded or would be funded at the Closing if the Equity Financing were to be funded at the Closing;

•	the Company has irrevocably confirmed in writing that it stands ready, willing and able to take such actions required of it by the Merger Agreement to cause the Closing to occur; and

•	the Offeror shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within two business days following such written confirmation.

The parties acknowledged and agreed that the provisions with respect to fees and expenses and specific performance (1) except as explicitly provided for in the Merger Agreement, will not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (2) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into the Merger Agreement. Each party also agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (I) the party seeking such remedy has an adequate remedy at law or (II) an award of specific performance is not an appropriate remedy for any reason at law or equity.

The Guarantee. Simultaneously with the execution of the Merger Agreement, the Sponsor provided HMH with a limited guarantee, dated as of February 21, 2022 (the “Guarantee”), pursuant to which the Sponsor guarantees the payment to HMH of (i) the Parent Termination Fee, if and when due and payable under the terms of the Merger Agreement and (ii) Parent’s reimbursement and/or indemnification obligations expressly set forth in the Merger Agreement.

The foregoing summary and description of the limited guarantee identified above does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

The Confidentiality Agreement. HMH and Veritas Capital Fund Management, L.L.C., an affiliate of Veritas, Parent and the Offeror (“VCFM”) entered into a confidentiality agreement dated as of November 17, 2021 (the “Confidentiality Agreement”). As a condition to being furnished certain confidential information (“Confidential Information”), VCFM agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating, negotiating and consummating a possible consensual transaction between it and HMH. The Confidentiality Agreement contains customary standstill provisions that last until November 17, 2022. The obligations of Parent, the Offeror and any affiliates thereof (including the standstill provisions) will terminate upon consummation of the Merger. If the Merger has not been consummated, the Confidentiality Agreement will expire November 17, 2023.

The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

12. Sources and Amount of Funds

The Offeror estimates that it will need approximately $2,822 million to purchase the Company Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of HMH and its subsidiaries at the Effective Time and to pay certain fees and expenses related to the Transactions.

Parent has received (1) (A) a commitment from certain lenders to provide a $1,480 million first lien senior secured term loan facility and (B) a commitment from certain lenders to provide a $250 million first lien senior secured revolving credit facility (collectively, the “First Lien Term Loan Facility”) and (2) a commitment from certain lenders to provide a $390 million second lien senior secured term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”) contemplated by a debt commitment letter, dated February 21, 2022, that was entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), for the purpose of financing the Transactions and paying transaction-related fees, commissions and expenses and repaying certain of HMH’s and its subsidiaries existing indebtedness, among other things. In addition, Parent has obtained an equity commitment letter, dated February 21, 2022 (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) which provides for up to $1,524 million in aggregate of equity financing from the Sponsor. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with net proceeds of the Debt Financing and a portion of available cash of HMH and its subsidiaries following the Merger, will be sufficient to pay the aggregate amount needed to satisfy Parent’s obligations under the Merger Agreement, and to consummate the Transactions and to pay all fees and expenses reasonably expected to be incurred in connection therewith and with the Financing. Funding of the Term Loan Facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions.

We do not believe our financial condition is material to your decision whether to tender your Company Shares and accept the Offer because (a) the Offer is not subject to any financing condition, (b) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Company Shares (other than Company Shares (i) owned by the Company or any of its wholly owned subsidiaries (including Company Shares held as treasury stock), or (ii) owned by Parent or any of its wholly owned subsidiaries, including the Offeror, in each case, immediately prior to the Effective Time) for cash at the same price per share in the Merger as the Offer Price and (c) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger.

Debt Financing. Parent has received the Debt Commitment Letter from certain lenders to provide (i)(A) a $1,480 million first lien senior secured term loan facility and (B) a $250 million first lien senior secured revolving credit facility and (ii) a $390 million second lien senior secured term loan facility.

It is anticipated that the proceeds of the new secured credit facilities will be used to partially finance the Offer and the Merger, refinance certain of HMH’s and its subsidiaries’ existing indebtedness, pay related fees and expenses incurred in connection with the Offer and the Merger and the Transactions and to provide for ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

The first lien term loan facility will mature seven years from the date of funding and will amortize in equal quarterly installments of 0.25% of the original principal amount. The first lien revolving facility will mature five years from the date of funding and will not amortize. The second lien term loan facility will mature eight years from the date of funding and will not amortize. The definitive documentation for the credit facilities as contemplated by the Debt Commitment Letter will contain covenants, events of default and other terms and provisions that have been agreed with the Commitment Parties and are set forth on the term sheet attached as an exhibit to the Debt Commitment Letter.

Interest under the first lien credit facilities contemplated by the Debt Commitment Letter will be payable, at the option of the borrower, either at a base rate plus an applicable margin or a SOFR-based rate plus an applicable margin, with certain step-downs at first lien leverage ratios to be agreed. Interest under the second lien term loan facility contemplated by the Debt Commitment Letter will be payable, at the option of the borrower, either at a base rate plus an applicable margin or a SOFR-based rate plus an applicable margin. A commitment fee of 0.50% per annum (with certain step-downs at a first lien leverage ratio to be agreed) will be payable on the unused commitments under the first lien revolving facility. During the continuation of a bankruptcy or payment event of default under the new secured credit facilities, the applicable interest rate on overdue amounts will be increased by 2.00%.

The obligations under the new secured credit facilities and under certain hedging agreements and cash management arrangements will be (i) guaranteed by Parent and certain of its subsidiaries (that are not borrowers) and each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of Parent (that are not borrowers) (subject to customary exceptions) and (ii) will be secured, subject to permitted liens, applicable intercreditor agreements and other agreed upon exceptions, by a perfected security interest in substantially all of the present and after-acquired assets of the Parent, each borrower and each subsidiary guarantor.

The availability of the financing contemplated by the Debt Commitment Letter is subject to, among other things:

•	the substantially concurrent consummation of the Merger in accordance with the Merger Agreement in all material respects;

•	the execution and delivery of definitive documentation consistent with the Debt Commitment Letter;

•

no “Company Material Adverse Effect” (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement as in effect on February 21, 2022) shall have occurred since the date of the Merger Agreement if and to the extent that Merger Sub (or any of its applicable affiliates) has the right not to consummate the Merger or to terminate its (and all of its affiliates’) obligations under the Merger as a result of such “Company Material Adverse Effect”;

•	the payment of all applicable fees and expenses;

•	the delivery of certain audited and unaudited financial statements of the Company;

•	receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	prior to or substantially concurrently with the initial funding of the Debt Financing, the Refinancing (as defined in the Merger Agreement) shall have been consummated;

•	as required under the Debt Commitment Letter, prior to or substantially concurrently with the consummation of the Merger, the Equity Financing shall have been consummated;

•	the delivery of customary closing documents; and

•

the specified acquisition agreement representations shall be true and correct (after giving effect to all applicable materiality qualifier applicable thereto) and the specified representations contained in the Debt Commitment Letter shall be true and correct in all material respects (or, in the case of such specified representation already qualified by materiality, true and correct in all respects).

If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter and any alternative financing (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment), and such portion is required to fund the Offer Price or the consideration payable in connection with the Merger and all fees, expenses and other amounts contemplated to be paid by the Parent pursuant to the Merger Agreement, or the Parent becomes aware of any event or circumstance that could reasonably be expected to make any such portion of the Debt Financing unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, the Parent shall promptly notify the Company in writing and the

Parent and the Offeror shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative Debt Financing Sources (as defined in the Merger Agreement) in an amount sufficient to consummate the Offer and the Merger with terms and conditions (including “market flex” provisions) not materially less favorable, taken as a whole, to the Parent and the Offeror (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event.

Parent and the Offeror may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the Debt Commitment Letter.

Although the Debt Financing described in this document is not subject to a due diligence or “market out” condition, such financing may not be considered assured. The commitments of the financing sources under the Debt Commitment Letter shall automatically terminate (unless such financing sources shall, in their discretion, agree to an extension) upon the earliest to occur of (A) 5 business days after the date specified in the Merger Agreement (as in effect on February 21, 2022) as the “Outside Date”, (B) the date on which Parent elects in writing to terminate the Debt Commitment Letter, (C) the date the Merger is consummated with or without the funding of the Debt Financing and (D) the date the Merger Agreement is validly terminated in accordance with its terms.

The documentation governing the new secured credit facilities contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described herein

The foregoing summary of the Debt Commitment Letter and the facilities is qualified in its entirety by reference to the copy of such letter attached as Exhibit (b)(1) to the Schedule TO and which is incorporated herein by reference.

Equity Financing.

Parent has received the Equity Commitment Letter pursuant to which the Sponsor committed, subject to the terms and conditions thereof, to provide Parent with the Equity Financing in an amount up to $1,524 million solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement, including (i) the acceptance for payment and payment by the Offeror of the Offer Price for all Company Shares validly tendered and not validly withdrawn pursuant to the Offer, (ii) the payment of all amounts due under the Merger Agreement in connection with the Merger and (iii) the fees and expenses related to the transactions contemplated by the Merger Agreement (collectively, the “Equity Commitment”).

The Sponsor’s funding obligations under the Equity Commitment Letter are subject to, and conditioned upon, (a) the execution and delivery by the Company of the Merger Agreement, and (b) the satisfaction in full or waiver by the Parent and the Offeror of each of the conditions to the Parent’s and the Offeror’s obligations contained in the Merger Agreement to consummate the Offer (other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied).

The funding obligations under the Equity Commitment Letter with respect to the Equity Commitment will terminate automatically and immediately upon the earliest to occur of:

•	the Closing, so long as the Equity Commitment has been fully funded in accordance with the terms of the Equity Commitment Letter;

•	the termination of the Merger Agreement pursuant to its terms; and

•

HMH or any of its officers, directors, employees, agents or representatives asserting or filing, directly or indirectly, any legal proceeding (of any kind or nature, whether in law or in equity) with respect to the Merger Agreement or any transaction contemplated thereby, other than the enforcement of (i) the

HMH’s right, prior to termination of the Merger Agreement, to specific performance in the Merger Agreement against the Parent and the Offeror; (ii) the Company’s right to receive the Parent Termination Fee from the Parent if and when required to be paid pursuant to the Merger Agreement; (iii) the Company’s right, prior to the termination of the Merger Agreement, as a third-party beneficiary under this letter agreement; and (iv) the Company’s rights against the Equity Investor under the Guarantee (in each case subject to the terms and limitations therein).

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

13. Conditions of the Offer

Capitalized terms used in this Section 13—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other provisions of the Offer or the Merger Agreement, the Offeror shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Company Shares tendered pursuant to the Offer (and not validly withdrawn), and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Merger Agreement, and may postpone the acceptance of, or payment for, any Company Shares in accordance with (and to the extent permitted by) the terms of the Merger Agreement, if:

•

immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Company Shares validly tendered and not validly withdrawn, together with any Company Shares beneficially owned by the Parent or any subsidiary of the Parent, does not equal at least one share more than one-half of all Company Shares then outstanding (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Company Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

•

immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable;

•

at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall occur and be continuing and shall not have resulted from the breach by the Parent or the Offeror of any of their obligations under the Merger Agreement:

•

any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Impediment which is in effect and which has the effect of making the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•

(A) any of the representations and warranties set forth in Sections 3.1(a), 3.4(a), 3.4(b)(i)(A) and 3.19 of the Merger Agreement are not true, correct and accurate in all material respects as of the date of the Merger Agreement and as of the Acceptance Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and accurate in all material respects as of such earlier date); (B) the representations and warranties of the Company set forth in the last sentence of Section 3.2(a), clauses (ii) and (v) of the first sentence of Section 3.2(b), the last sentence of

Section 3.2(b) and Section 3.2(c) of the Merger Agreement are not true and correct (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Acceptance Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and correct (except for de minimis inaccuracies) as of such earlier date); and (C) any other representation or warranty of the Company contained in the Merger Agreement is not true, correct and accurate in all respects as of the date of the Merger Agreement and as of the Acceptance Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and accurate in all respects as of such earlier date), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had, or would be reasonably be expected to have, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties under this clause (C), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (the “Representations Condition”);

•

the Company shall have failed to perform or comply with in all material respects its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time (the “Covenants Condition”);

•

the Parent and the Offeror shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the Representations Condition and the Covenants Condition have been duly satisfied; or

•	the Agreement shall have been validly terminated in accordance with the terms of the Merger Agreement;

•	since the date of this Agreement, there shall have occurred any Material Adverse Effect; and

•	the Acceptance Time would otherwise occur prior to April 7, 2022 (the “Inside Date Condition”).

Subject to the terms and conditions of the Merger Agreement, the foregoing Offer Conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and applicable law (including the rules and regulations of the SEC), may be waived by the Parent and the Offeror, in whole or in part, at any time, at the sole discretion of the Parent or the Offeror.

The failure by Parent, the Offeror or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If we waive a material Offer Condition, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

14. Dividends and Distributions

According to HMH’s publicly available documents, it has never paid a dividend. Under the terms of the Merger Agreement, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, HMH is not permitted, without the prior consent of Parent, to declare, set aside, or make any dividend or make any other distribution in respect of any shares of its capital stock. See Section 6—“Price Range of Company Shares; Dividends” and Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents—The Merger Agreement—Covenants.”

15. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by HMH with the SEC and other information regarding HMH, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of HMH and which might be adversely affected by the acquisition of Company Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Company Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Company Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “—State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Company Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for HMH; Transaction Documents—Merger Agreement” and Section 13—“Conditions of the Offer.”

Legal Proceedings. No lawsuits arising out of or relating to the Offer, the Merger or other associated transactions have been filed as of the date of this Offer to Purchase; however, such lawsuits may be filed in the future.

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

It is a condition to the Offeror’s obligation to accept for payment and pay for Company Shares tendered pursuant to the Offer that the waiting period (and any extensions of the waiting period) applicable to the Offer under the HSR Act has expired or been terminated. Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by the ultimate parent entities of Parent and HMH of Premerger Notification and Report Forms concerning the Offer with the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a “Second Request”), the waiting period with respect to the Transactions would be extended until 10 calendar days following the date of substantial compliance by Parent and HMH with the Second Request, unless the reviewing agency terminated the additional waiting period before its expiration. The 10 calendar day waiting period can be extended by agreement with the reviewing agency (the FTC or the Antitrust Division, as applicable). If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. Eastern Time of the next day that is not a Saturday, Sunday or federal holiday. In practice, complying with a Second Request can take a significant period of time.

The FTC and the Antitrust Division have the authority to analyze the legality under U.S. federal antitrust laws of transactions such as the Offeror’s proposed acquisition of HMH. At any time before or after the Offeror’s acceptance for payment of Company Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce, the FTC and the Antitrust Division (as applicable) may file a complaint in federal court seeking to enjoin the Transactions or, if Company Shares have already been acquired, seeking to require the disposition of those Company Shares, or the divestiture of substantial assets of the Offeror, HMH, or any of their respective subsidiaries or affiliates, or seeking other relief. At any time before or after consummation of the Transactions, notwithstanding that the FTC or the Antitrust Division (as applicable) has concluded the HSR review and allowed the waiting period to expire or terminate without taking any further action, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, pursuant to the Merger Agreement, the Offeror is obligated to, among other things, oppose any such challenge or to seek to have any order, judgment or injunction vacated that would have the effect of preventing or delaying the Acceptance Time beyond the Outside Date.

The ultimate parent entities of Parent and HMH filed Premerger Notification and Report Forms on February 28, 2022.

State Takeover Laws. HMH is incorporated under the laws of the State of Delaware and would be subject to Section 203 of the DGCL (“Section 203”) unless it had effectively opted out in accordance with Section 203(b) of the DGCL. In general, Section 203 prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” HMH has represented to us in the Merger Agreement that it is not subject to Section 203 and that the restrictions set forth therein are inapplicable to HMH, the Merger Agreement and the transactions contemplated therein. Moreover, the HMH Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 are therefore inapplicable to the Merger Agreement and the transactions contemplated therein.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

HMH conducts business in a number of states throughout the United States and in a number of foreign jurisdictions, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Company Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Company Shares tendered in the Offer. See Section 13—“Conditions of the Offer.”

16. Appraisal Rights.

No appraisal rights are available to the holders of Company Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders will be entitled to appraisal rights with respect to Company Shares not tendered in the Offer if such stockholders properly demand appraisal of such Company Shares pursuant to, and comply in all respects with, Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL and do not thereafter effectively withdraw your appraisal demand or otherwise lose, waive or fail to perfect your rights to appraisal under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Company Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, HMH, as the Surviving Corporation, may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Company Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Company Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Company Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

by the later of (i) the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Company Shares validly tendered in the Offer, and (ii) twenty days after the date of the notice of appraisal is given pursuant to the Schedule 14D-9 (which date of mailing is March 7, 2022), demand in writing for appraisal of such Company Shares, which demand must reasonably inform HMH of the identity of the stockholder and that the stockholder is demanding appraisal for such Company Shares and be delivered to HMH at the address indicated in the Schedule 14D-9;

•	not tender such Company Shares in the Offer (or, if tendered, not fail to properly withdraw such Company Shares);

•	continuously hold of record such Company Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	otherwise comply with the requirements of Section 262 of the DGCL.

Without limitation of the foregoing, within 120 days after the effective date of the Merger, either the Surviving Corporation or any stockholder who has properly demanded appraisal and has otherwise complied with the requirements of Section 262 and who has not thereafter effectively withdrawn their demand for appraisal or has not otherwise lost, waived or failed to perfect their appraisal rights under Section 262 of the DGCL must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of all Company Shares of all stockholders asserting appraisal rights or the rights of such holders to appraisal shall cease. Finally, even if a petition for appraisal is filed, assuming that immediately before the Merger the Company Shares remain listed on a national securities exchange, which is expected to be the case, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

The foregoing summary of the rights of HMH’s stockholders to seek appraisal rights under Delaware law is not, and does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to Section 262 of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights will result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Company Shares.

17. Fees and Expenses

Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all expenses will be paid by the party incurring those expenses.

Notwithstanding the foregoing, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Company Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Company Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any U.S. state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such U.S. state and extend the Offer to holders of Company Shares in such state.

Parent and the Offeror have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning HMH—Additional Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, HMH or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Harbor Purchaser Inc.

March 7, 2022

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR, PARENT AND CERTAIN RELATED PERSONS

1. The Offeror

The Offeror, a Delaware corporation, was formed on February 18, 2020, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Offeror is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The telephone number at the principal office is (214) 932-9326.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below. The principal office address of each such director and executive officer is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Ramzi Musallam Director, President	Mr. Musallam is the Chief Executive Officer and Managing Partner of Veritas as well as a Founding Member of Veritas’s first institutional fund raised in 1998. Previously he worked at Pritzker & Pritzker, the private equity group then led by Jay Pritzker and prior to that at Berkshire Partners, a Boston-based private equity firm. Mr. Musallam began his career at J.P. Morgan in the Structured Finance Division. Mr. Musallam holds a B.A., cum laude, in Mathematical Economics from Colgate University and an M.B.A., with High Honors, from the University of Chicago Booth School of Business.

Benjamin Polk Director	Mr. Polk is a Partner at Veritas and a member of the firm’s executive leadership. Prior to Veritas, Mr. Polk was a Senior Partner with the law firm of Schulte Roth & Zabel LLP where his practice focused on the areas of mergers & acquisitions, leveraged buyouts, corporate finance, corporate governance and securities regulation, with special focus on private equity. During his legal career, Mr. Polk worked with Veritas on virtually every major transaction Veritas had been involved in since its founding. Mr. Polk holds a B.A., with High Honors, from Hobart College and a J.D. from Cornell Law School.

Daniel H. Sugar Director, Treasurer	Mr. Sugar is a Partner at Veritas. Prior to Veritas, Mr. Sugar worked for the restructuring investment bank Miller Buckfire & Co. There, he advised corporations across a wide variety of industries including healthcare, industrials, telecom and retail on restructuring, bankruptcy, financing and M&A transactions. Mr. Sugar holds a B.S.E. in Operations Research and Financial Engineering from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Name and Position	Present Principal Occupation or Employment and Employment History
Alice Li Secretary	Ms. Li is a Principal at Veritas. Prior to Veritas, Ms. Li was an Associate at Crestview Partners, where she focused on investments in financial services, energy, media, and industrials. Previously, she was an investment banking Analyst at Morgan Stanley in the Financial Institutions Group. Ms. Li holds a B.S., summa cum laude, in Finance from New York University and an M.B.A., with Distinction, from Harvard Business School.

Dipo Ashiru Assistant Secretary	Mr. Ashiru is General Counsel and Chief Compliance Officer at Veritas. Prior to joining Veritas, Mr. Ashiru was an associate general counsel at the TCW Group Inc., across their fixed income, equities and alternative investments platform. Prior to that, he was a principal and funds counsel at KKR, where he advised on product offerings in private equity, real assets, credit and hedge funds. He began his career as an associate at Debevoise & Plimpton LLP. Mr. Ashiru holds a B.A., (magna cum laude) from Franklin & Marshall College, and a J.D. from Columbia Law School where he was a Harlan Fiske Stone Scholar.

2. Parent

Parent is a Delaware corporation and was formed on February 18, 2022 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Company Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The principal office address of Parent is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The telephone number at the principal office is (212) 415-6700.

Directors and Executive Officers of Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The principal office address of each such director and executive officer is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Ramzi Musallam Director, President	See above.

Daniel H. Sugar Director	See above.

Benjamin Polk Director, Treasurer	See above.

Alice Li Secretary	See above.

Dipo Ashiru Assistant Secretary	See above.

Controlling Person of The Veritas Capital Fund VII L.P.

Veritas Capital Partners VII, LLC is the general partner of The Veritas Capital Fund VII L.P (“Sponsor”). The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the controlling person of Sponsor is set forth below. The principal office address of the general partners and the controlling person is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. The controlling person listed below is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Ramzi Musallam Chief Executive Officer and Managing Partner	See above.

The Depositary and Paying Agent for the Offer is:

Computershare Trust Company, N.A.

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corp Actions P.O. Box 43011 Providence, RI 02940-3011	If delivering by express mail, courier or any other expedited service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall St – Suite V Canton MA 02021

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (888) 785-6668

Email: info@okapipartners.com